Exhibit 2.3


                              PURCHASE AGREEMENT


          This PURCHASE AGREEMENT ("Agreement") of this 27th day of July 1998, between Graham Packaging Company, a limited partnership organized under the laws of the State of Delaware of the United States of America, whose head office is located at 1100 East Princess Street, York PA 17403, ("Buyer") and CarnaudMetalbox S.A., a French societe anonyme, having a corporate capital of FRF 529,486,300, whose head office is located at 67, rue Arago, 93400 Saint Ouen, registered with the Registry of Commerce and Companies of Bobigny under number B 775 721 996 ("Seller"), which acts (x) as owner of the French Shares and the Turkish Shares, (y) as controlling shareholder of Societe de Participation CarnaudMetalbox, a French societe anonyme having a corporate capital of FRF 290,050,200, whose head office is located at 67 rue Arago, 93400 Saint-Ouen, registered with the Registry of Commerce and Companies of Bobigny under number B 389 579 012 ("SPC") with respect to the Aggregate Closing Date Intragroup Indebtedness and of CMB Germany with respect to actions to be taken by CMB Germany and (z) as affiliate of CMB U.K. with respect to actions to be taken by CMB U.K.


                               R E C I T A L S:

          WHEREAS, Seller and Seller's affiliates hold directly or indirectly the following assets and shares:

          (i) 100% of the issued and outstanding shares and voting rights, less one (1) share, that is 470,499 shares ("French Shares") of CMB Plastique S.A., a French societe anonyme, having a corporate capital of FRF 47,050,000, whose head office is located at 67, rue Arago, 93400 Saint Ouen, registered with the Registry of Commerce and Companies of Bobigny under number B 342 952 694 ("CMB France") and which owns and operates two plants located at Meaux ("Meaux Plant") and Noeux-les-Mines ("Noeux Plant") and an in-house bottle manufacturing facility located at Asnieres ("Asnieres Facility") engaged in the manufacture of plastic products identified in Schedule 0.1 attached hereto ("Plastic Products");

          (ii) 100% of the issued and outstanding shares and voting rights of CarnaudMetalbox plc, a corporation organized under the laws of England, having a corporate capital of (Pound Sterling)85,000,000, whose head office is located at Downsview Road, Wantage, Oxfordshire ("CMB U.K."), and which owns a plant, formerly operated by CMB Bottles and Closures plc ("CMB&C"), located at Wrexham (said plant, together with other fixed and movable assets, contracts, goodwill and real property related to the conduct of the business at the plant which are to be transferred and associated liabilities which are to be assumed pursuant to the U.K. Asset Purchase Agreement attached hereto as Exhibit IV, and are more fully described therein, the "U.K. Plant") engaged in the manufacture of Plastic Products identified in Schedule 0.1 attached hereto;
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          (iii)  100% of the issued and outstanding shares and voting rights of Raku GmbH, a corporation organized under the laws of Germany, having a corporate capital of DM 3,100,000, whose head office is located at Im Woehr 2, 76437 Rastatt ("CMB Germany") and which owns and operates a plant located at Bad Bevensen engaged in the manufacture of Plastic Products identified in Schedule 0.1 attached hereto (said plant, together with other fixed and movable assets, contracts, goodwill and real property related to the conduct of business at the plant which are to be transferred and associated liabilities which are to be assumed pursuant to the German Asset Purchase Agreement attached as Exhibit II, and are more fully described therein, the "German Plant");

          (iv) 100% of the issued and outstanding shares and voting rights, that is 80,000,000 shares ("Turkish Shares") of CMB Plastpak Plastic, Ambalaj Sanayi A.S., a corporation organized under the laws of Turkey, having a corporate capital of TL 80,000,000,000, whose head office is located at Firuzkoeyue Ba lar Mevkii, Avcilar, Istanbul ("CMB Turkey") and which owns and operates one plant located at Istanbul ("Istanbul Plant") engaged in the manufacture of Plastic Products identified in Schedule 0.1 attached hereto;

          WHEREAS, Seller desires to sell or cause to sell to Buyer, or an affiliate of Buyer, and Buyer desires to purchase, or cause its designated affiliate to purchase, all of the French Shares and the Turkish Shares (collectively the "Shares") and the U.K. Plant and the German Plant (sometimes collectively the "Plants") for the Purchase Price (as hereinafter defined) and Seller agrees to sell, or cause its designated affiliate to sell to Buyer, or an affiliate of Buyer, and Buyer agrees to purchase or cause its designated affiliate to purchase the Aggregate Closing Date Intragroup Indebtedness (as hereinafter defined), all upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE 1

                    PURCHASE AND SALE OF SHARES, PLANTS AND
                AGGREGATE CLOSING DATE INTRAGROUP INDEBTEDNESS.

          1.1 Purchase of Shares, Plants and Aggregate Closing Date Intragroup Indebtedness. Subject to the terms and conditions hereof, Seller agrees to sell, assign and transfer or to cause to sell, assign and transfer, as the case may be, to Buyer or an affiliate of Buyer and Buyer agrees to purchase or cause its designated affiliate to purchase from Seller, on the Closing Date and at the Closing (as defined in Section S.1 hereof), (i) the Shares, (ii) the Plants, comprising the tangible and intangible assets,

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rights, properties, contracts and liabilities described herein, in the form of the real property deed of conveyance, and the asset purchase agreements attached hereto as Exhibits I, II, III and IV, and to be executed and delivered at the Closing, and (iii) the Aggregate Closing Date Intragroup Indebtedness (as defined in Section 1.2.1(b) hereof).

          1.2  Purchase Price and Payment.

          1.2.1 Purchase Price for Shares and Plants. (a) The aggregate purchase price for the Shares and the Plants payable at Closing shall be equal to: (i) thirty-seven million five hundred thousand U.S. Dollars (US$37,500,000), minus (ii) the estimated amount of Aggregate Closing Date Intragroup Indebtedness, minus (iii) the estimated amount of Closing Date Third Party Financial Indebtedness, plus (iv) the estimated amount of Reimbursed Capital Expenditures, plus (v) the estimated amount of Reimbursed Restructuring Costs, plus (vi) interest on the net amount of items (i) through (v) above from July 1, 1998 to the Closing Date at the Agreed Interest Rate (as defined at Section 1.2.2 below).

          (b) As used in this Agreement, "Aggregate Closing Date Intragroup Indebtedness" shall mean the principal amount of aggregate Intragroup indebtedness and accrued interest thereon of CMB France and CMB Turkey to Seller and/or its affiliates, determined as of the Closing Date, the amount of which was equal to approximately US$14.482 million at December 31, 1997. "Closing Date Third Party Financial Indebtedness" shall mean any indebtedness, other than the Aggregate Closing Date Intragroup Indebtedness, owed by CMB France or CMB Turkey, or to be assumed by Buyer or its affiliates in respect of the Plants as of the Closing Date and which (i) is owed to banks or other financial institutions or third party lenders, in full or partial repayment of amounts advanced up to the Closing Date (including both the current and longterm portions of such indebtedness); or (ii) constitutes capital lease obligations under U.S. GAAP (as defined in Section 1.2.3) for buildings, goods or equipment provided or made available to CMB France, CMB Turkey or the Plants up to the Closing Date including future payments to be made in satisfaction of such capital lease obligations, the net amount of which was equal to approximately US$707,000 at December 31, 1997. "Reimbursed Capital Expenditures" shall mean capital expenditures which have been invoiced on or after January 1, 1998 to and including the Effective Date to CMB U.K. or CMB Germany (in respect of the Plants) or to CMB France or CMB Turkey, with respect to those 1998 capital expenditure projects identified at
Schedule 1.2.1 (b) hereto (and shall include amounts disbursed as deposits in respect thereof in 1997). "Reimbursed Restructuring Costs" shall mean, with respect to the German Plant, those costs incurred to and including the Effective Date in respect of restructuring of the labor force and with respect to CMB France such costs actually paid, as more fully itemized at
Schedule 1.2.1(b) (such costs including in each case non-capitalized costs in addition to direct payments to employees). The parties have agreed that, for

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the purposes of the calculation set forth above in this Section 1.2.1, the
Reimbursed Capital Expenditures plus the Reimbursed Restructuring Costs shall not exceed US$8,400,000 and the Reimbursed Restructuring Costs shall not exceed US$3,000,000.

          (c)  The net amount of items (i), minus (ii), minus (iii), plus
(iv), plus (v), plus (vi) as estimated immediately prior to the Closing Date is herein referred to as the "Unadjusted Purchase Price". The allocation of the Unadjusted Purchase Price among the French Shares, the Turkish Shares, the U.K. Plant and the German Plant, and the estimated allocation of the Aggregate Closing Date Intragroup Indebtedness, is set forth in Schedule 1.2.1(c) attached hereto. Seller shall receive the Unadjusted Purchase Price, the estimated amount of the Aggregate Closing Date Intragroup Indebtedness and the Post-Closing Adjustment Amount (or shall pay the Post-Closing Adjustment Amount, as defined in Section 1.2.6 hereof) in its own name and on its own behalf with respect to the French Shares, the Turkish Shares, in the name and on behalf of SPC with respect to the Aggregate Closing Date Intragroup Indebtedness, and (to the extent payment is not made and received directly by the relevant local affiliates) in the name and on behalf of CMB Germany and CMB U.K. with respect to the German Plant and the U.K. Plant.

          1.2.2 General Method of Payment. The payment of the Unadjusted Purchase Price, the Aggregate Closing Date Intragroup Indebtedness, the Post-Closing Adjustment Amount and all other cash payments under this Agreement shall be made to the receiving party by depositing, by bank wire transfer, the required amount in immediately available funds in an account designated by the receiving party for such purpose (or, at the option of the receiving party, by certified or bank check). Without prejudice to the provisions of
Section 1.2.7, all sums payable hereunder which are not paid in a timely fashion shall bear interest, in U.S. Dollars and net of withholding tax, at the rate per annum equal to LIBOR for deposits of three months duration plus one hundred (100) basis points ("Agreed Interest Rate") from and including the day payment was due through and including the day payment is made.

          1.2.3  Base Balance Sheets.  Attached hereto as Schedule 1.2.3 are
(i) unaudited pro forma balance sheets of the assets and liabilities of the German Plant (including all German assets to be transferred and all liabilities to be assumed pursuant to the German Asset Purchase Agreement) and the U.K. Plant (including all U.K. assets to be transferred and all liabilities to be assumed pursuant to the U.K. Asset Purchase Agreement) as at December 31, 1997, (respectively the "German and U.K. Pro-Forma Base Balance Sheets") and (ii) the unaudited balance sheets of CMB France and CMB Turkey as at December 31, 1997 (respectively the "French and Turkish Base Balance Sheets") (the German and U.K. Pro-Forma Base Balance Sheets and the French and Turkish Base Balance Sheets being referred to collectively as the "Base Balance Sheets"). The Base Balance Sheets have been prepared in accordance with generally accepted accounting principles in the United States

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("U.S. GAAP") as applied by Seller's group for such year-end ("Seller's
Accounting Principles"). The German and U.K. Pro Forma Base Balance Sheets reflect as assets and liabilities only such categories thereof as will constitute Transferred Assets and Transferred Liabilities (as defined in the deed of conveyance and asset purchase agreements attached hereto as Exhibits I, II, III and IV).

          1.2.4 Effective Date Balance Sheets and Closing Statements. As soon as practicable and, in any event, not later than seventy-five (75) calendar days after the Closing, Seller shall deliver to Buyer (i) unaudited pro-forma balance sheets of the Plants as of June 30, 1998 ("Effective Date") and unaudited balance sheets of CMB France and CMB Turkey as of the Effective Date ("Effective Date Balance Sheets") together with (ii) statements ("Closing Statements") setting forth (A) the amount of the Pro Forma Year-to-Effective Date Net Income (as defined in Section 1.2.6(c) below), Net Working Capital as of the Effective Date (as defined in Section 1.2.6(c) hereof), Reimbursed Capital Expenditures, Reimbursed Restructuring Costs, Aggregate Closing Date Intragroup Indebtedness and Closing Date Third Party Financial Indebtedness, (B) any adjustment to the Base Balance Sheets or Effective Date Balance Sheets required to appropriately reflect, consistently between the Base Balance Sheets and Effective Date Balance Sheets, pension or retirement liabilities in accordance with FAS 87 and FAS 106 of U.S. GAAP and (C) the resulting Post-Closing Adjustment Amount, if any, determined in accordance with Section 1.2.6(a) hereof. The Effective Date Balance Sheets shall be prepared on a basis consistent with the Base Balance Sheets. Buyer's independent accountant, Deloitte Touche Tohmatsu ("Buyer's Auditor"), on behalf of Buyer, shall have access to all work papers prepared by Seller, and any other documents, accounting records or evidence of financial transactions as they consider necessary in connection with the audit of the Effective Date Balance Sheets and the Closing Statements.

          1.2.5 Disputes Regarding Effective Date Balance Sheets and Closing Statements. (a) As soon as practicable and, in any event, not later than sixty (60) calendar days after the delivery to Buyer of the Effective Date Balance Sheets and the Closing Statements, Buyer shall have reviewed such documents. Unless Buyer notifies Seller in writing within such period of any objection to the Effective Date Balance Sheets and/or the Closing Statements, specifying in reasonable detail the items and amounts subject to such objection ("Disputed Items"), the Effective Date Balance Sheets and the Closing Statements (including the Post-Closing Adjustment Amount, if any, shown thereon) shall be conclusive and binding on Buyer. If within such period Buyer notifies Seller in writing of any such objection, then Buyer and Seller shall use reasonable efforts for thirty (30) calendar days after the expiration of such initial period to resolve in good faith their differences and agree upon any adjustments to the Effective Date Balance Sheets and/or the Closing Statements (including any Post-Closing Adjustment Amount shown thereon). Any Disputed Items which are not resolved by the mutual agreement

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of Buyer and Seller within such thirty-day period shall be submitted for resolution to the Paris, France office of KPMG, or, if KPMG shall not accept such mission, to another internationally recognized independent certified public accounting firm mutually acceptable to Seller and Buyer ("Independent Accounting Firm"). Seller and Buyer shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any Disputed Items affecting the Effective Date Balance Sheets and/or the Closing Statements in such manner as to preserve the conformity of the Effective Date Balance Sheets and/or the Closing Statements with the requirements described in Sections 1.2.4 and 1.2.6(c) hereof and to use its best efforts to make its determination thereon within twenty (20) calendar days after its engagement hereunder. The resolution of any such previously unresolved Disputed Items by such accounting firm shall be made in a writing delivered to Buyer and Seller as promptly as practicable (which writing shall set forth the amount of any Post-Closing Adjustment Amount as finally determined) and shall be final, conclusive and binding upon Seller and Buyer in accordance with Article 1592 of the French Civil Code. The fees and expenses charged by the Independent Accounting Firm with respect to Disputed Items shall be borne by the non-prevailing party or pro-rated between the parties to the extent the resolution thereof involves an allocation between the parties of the amount of the Disputed Items.

          (b) The Effective Date Balance Sheets and the Closing Statements to which Buyer does not object as provided in Section 1.2.5(a) hereof, or to which Seller and Buyer agree, or as otherwise conclusively determined pursuant to Section 1.2.5(a) hereof (such final form of the Effective Date Balance Sheets and the Closing Statements being referred to herein respectively as the "Final French, U.K., Turkish and German Effective Date Balance Sheets" or sometimes collectively "Final Effective Date Balance Sheets") and the Final Closing Statements shall be used in determining the Post-Closing Adjustment Amount.

          1.2.6 Determination of any Post-Closing Adjustment Amount. (a) The payment of a post-closing adjustment and the amount thereof, if any, shall be determined as follows:

            (i) If the Pro Forma Year-to-Effective Date Net Income (as defined in Section 1.2.6(c) hereof) is a positive amount (profit), said amount shall be credited to Seller for purposes of the calculation of the Post-Closing Adjustment Amount.

           (ii) If the Pro Forma Year-to-Effective Date Net Income is a negative amount (loss), said amount (expressed as a positive number) shall be credited to Buyer for the purposes of the calculation of the Post-Closing Adjustment Amount.



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          (iii)  If the Net Working Capital as of the Effective Date exceeds
     US$1,413,000, said excess shall be credited to Seller for purposes of the calculation of the Post-Closing Adjustment Amount.

           (iv) If the Net Working Capital as of the Effective Date is less than US$1,413,000, said deficit shall be credited to Buyer for the purposes of the calculation of the Post-Closing Adjustment Amount.

            (v) To the extent the sum of the Aggregate Closing Date Intragroup Indebtedness and the Closing Date Third Party Financial Indebtedness (expressed as positive numbers) minus the sum of the Reimbursed Capital Expenditures and the Reimbursed Restructuring Costs (expressed as positive numbers) as finally determined on the Closing Statements shall exceed the result of such amounts as estimated for the purposes of Section 1.2.1 above, said excess shall be credited to Buyer for the purposes of the calculation of the Post-Closing Adjustment Amount (provided always that the sum of Reimbursed Capital Expenditures and Reimbursed Restructuring Costs for purposes hereof shall not exceed US$8,400,000 and that Reimbursed Restructuring Costs shall not exceed US$3,000,000).

           (vi) To the extent the sum of the Aggregate Closing Date Intragroup Indebtedness and the Closing Date Third Party Financial Indebtedness (expressed as positive numbers) minus the sum of the Reimbursed Capital Expenditures and the Reimbursed Restructuring Costs (expressed as positive numbers) as finally determined on the Closing Statements shall be less than the result of such amounts as estimated for the purposes of Section 1.2.1 above, said deficit shall be credited to Seller for the purposes of the calculation of the Post Closing Adjustment Amount (provided always that the sum of Reimbursed Capital Expenditures and Reimbursed Restructuring Costs for purposes hereof shall not exceed US$8,400,000 and that Reimbursed Restructuring Costs shall not exceed US$3,000,000).

          (b) The net amount due to Buyer by Seller or to Seller by Buyer as the case may be, resulting from the calculations set forth at paragraph (a)
(i) through (vi) above, shall constitute the "Post Closing Adjustment
Amount".

          (c) As used in this Agreement, the "Pro Forma Year-to-Effective Date Net Income" shall mean the combined pro forma net income (loss) of CMB France, CMB Turkey, the German Plant and the U.K. Plant from January 1, 1998 to June 30, 1998 determined in accordance with the Hyperion reporting system that services as the basis for the Base Balance Sheets attached hereto at
Schedule 1.2.6(c). "Net Working Capital as of the Base Balance Sheet Date" and "Working Capital as of the Effective Date" shall respectively equal the sum of inventories plus accounts receivables plus Intragroup receivables plus

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prepaid accounts plus other current and non-current assets minus accounts payables minus Intragroup payables minus accruals minus other current and non-current liabilities, as set forth on the respective Base Balance Sheets or the Effective Date Balance Sheets, all as defined and determined in accordance with Schedule 1.2.6(c) hereto. For the avoidance of doubt,
Schedule 1.2.6(c) hereto sets forth hypothetical determination of the Post-Closing Adjustment Amount.

          (d) The Post-Closing Adjustment shall be allocated among Seller (with respect to the French and Turkish Shares), CMB Germany (with respect to the German Plant), CMB U.K. (with respect to the U.K. Plant) and SPC (with respect to the Aggregate Closing Date Intragroup Indebtedness), in accordance with the respective individual adjustments comprising the Post-Closing Adjustment, and shall be debited or credited, as the case may be, to Seller, CMB Germany, CMB U.K. or SPC. Buyer shall apply such allocation of the Post-Closing Adjustment on a basis consistent with that determined pursuant to the above.

          1.2.7 Payment of Purchase Price and Aggregate Closing Date Intragroup Indebtedness. The Purchase Price and the Aggregate Closing Date Intragroup Indebtedness shall be paid as follows:

          (a) At the Closing, Buyer shall pay (or procure the payment of) to Seller an amount equal to the Unadjusted Purchase Price plus estimated amount of the Aggregate Closing Date Intragroup Indebtedness, all as set forth at
Section 1.2.1 above (such payment to be received by Seller as set forth in Section 1.2.1(c) above).

          (b) Within sixty (60) calendar days after Seller's delivery of the Effective Date Balance Sheets to Buyer, the estimated amount of any Post-Closing Adjustment Amount, minus any amount of any Disputed Items, shall be paid to or by Seller, as the case may be. The remaining unpaid amount of any Post-Closing Adjustment Amount, if any, shall be paid to or by Seller (such payment to be paid or received by Seller as set forth in Section 1.2.1(c) above), as the case may be, within ten (10) calendar days of the resolution of all Disputed Items and determination of the Final Effective Date Balance Sheets in accordance with Section 1.2.5 hereof together with interest accruing on such amount, in U.S. Dollars and net of withholding tax, at the rate per annum equal to LIBOR for deposits of three months duration plus one hundred (100) basis points from the date on which the Post-Closing Adjustment Amount was paid for undisputed items to and including the date the remaining unpaid amounts in respect of Disputed Items of any Post-Closing Adjustment Amount is paid. The Unadjusted Purchase Price as finally adjusted in accordance with the terms hereof is hereinafter referred to as the "Purchase Price" and the Aggregate Closing Date Intragroup Indebtedness as finally adjusted in accordance with the terms hereof is hereinafter referred to as the "Aggregate Closing Date Intragroup Indebtedness".

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          1.2.8  Maximum Closing Date Third Party Financial Indebtedness and
Aggregate Closing Date Intragroup Indebtedness. (a) It is understood and agreed that, to the extent Closing Date Third Party Financial Indebtedness shall exceed the sum of (i) thirty-seven million five hundred thousand U.S. Dollars (US$37,500,000) plus (ii) the maximum amount of Reimbursed Capital Expenditures (as set forth in Section 1.2.1 above) plus (iii) the maximum amount of Reimbursed Restructuring Costs (as set forth in Section 1.2.1 above) then (x) the Purchase Price will be equal to one U.S. Dollar (US$1.00) and (y) the Aggregate Closing Date Intragroup Indebtedness shall be transferred for consideration of one U.S. Dollar (US$1.00) and (z) Seller shall relieve and hold harmless Buyer and its affiliates from any liability for Closing Date Third Party Financial Indebtedness in excess of such sum.

          (b) It is further understood and agreed that the maximum amount payable in consideration of the Aggregate Closing Date Intragroup Indebtedness shall not exceed the sum of (i) thirty-seven million five hundred thousand U.S. Dollars (US$37,500,000) plus (ii) the maximum amount of Reimbursed Capital Expenditures (as set forth in Section 1.2.1 above) plus
(iii) the maximum amount of Reimbursed Restructuring Costs (as set forth in Section 1.2.1 above) minus (iv) the Closing Date Third Party Financial Indebtedness.

          1.2.9 Payment of Seller's and Seller's Affiliates Intragroup Charges. Seller shall cause to be invoiced to and booked in the June 1998 accounts of CMB France, CMB Turkey, CMB U.K. (with respect to the U.K. Plant), and CMB Germany (with respect to the German Plant), all CarnaudMetalbox Intragroup charges (including without limitation accrued interest on the Aggregate Closing Date Intragroup Indebtedness and management, head office and other such charges).


                                   ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES

          2.1  Representations and Warranties of Seller.

          Except in the case of representations and warranties made as of a specific date, which shall be deemed made as of such date, Seller's representations and warranties are made as of the date hereof and as of the Closing Date.

          All representations and warranties made herein relating to CMB Germany and CMB U.K. shall be deemed limited to Transferred Assets, Transferred Liabilities and to the operations of the German Plant and the U.K. Plant, as the case may be, exclusively, and, for the avoidance of doubt, representations and warranties with respect to CMB U.K. shall as appropriate

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be deemed to relate to the business and assets of the U.K. Plant conducted previously by CMB&C.

          The parties hereby acknowledge that the Seller makes no representations and gives no warranties as to the Transferred Assets, Transferred Liabilities and operations of the U.K. Plant (the "U.K. Representations and Warranties") provided that the Seller will procure that CMB U.K. will make such U.K. Representations and give such U.K. Warranties to the affiliate of Buyer party to the U.K. Asset Purchase Agreement in accordance with the terms of the U.K. Asset Purchase Agreement.

          2.1.1  Corporate Status.

          (a) Seller. Seller is duly organized and validly existing under the laws of France and has all requisite corporate power to own its properties and carry on its business as now conducted.

          (b) France, CMB U.K., CMB Germany and CMB Turkey. Each of CMB France, CMB U.K., CMB Germany and CMB Turkey is duly organized and validly existing under the laws of jurisdiction and has all requisite corporate power to own its properties and carry on its businesses now conducted. A copy of their memorandum, articles and by-laws as of the date hereof is annexed hereto as Schedule 2.1.1(b). Except as disclosed in Schedule 2.1.1(b), all of the statutory books, registers and corporate documents required by applicable regulations of each of CMB France and CMB Turkey have been kept by them in accordance with all applicable laws and regulations and are all up-to-date and remain in their possession at their respective registered of rices.

          (c) Except as disclosed in Schedule 2.1.1(c), the directors and officers of each of CMB France and CMB Turkey have been validly appointed in accordance with applicable laws and regulations and their respective memorandum, articles and by-laws in each respective jurisdiction and all board and shareholder resolutions have been validly adopted.

          2.1.2 Share Capital of CMB France and CMB Turkey. The share capital of each of CMB France and CMB Turkey is set forth in their memorandum, articles and by-laws, respective copies of which are annexed hereto as Schedule 2.1.1(b). Except pursuant hereto or as may be provided in their memorandum, articles and by-laws, all of the shares of CMB France and CMB Turkey are fully paid-up and validly issued and are not subject to any calls or assessments and are not encumbered by any pledge or other charge of whatsoever kind, are freely transferable and have never been the subject of any litigation, claim or demand. Except pursuant hereto, no option, priority right, preference or pre-emption arrangement exists over the shares of CMB France and CMB Turkey. At the Closing, there will be no commitments providing for the issuance of any additional shares of capital stock of CMB France or CMB Turkey (with or without voting rights), or providing for the issuance of

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securities convertible into shares of capital stock or providing for the issuance of other securities. CMB France and CMB Turkey have not made any public offering of debt or equity securities.

          2.1.3 Title to Shares, U.K. Plant and German Plant. At the Closing, Seller will have full ownership and valid legal title to the French Shares and the Turkish Shares and to all of the rights afforded thereby, free of all options, guarantees and any other encumbrances. Except as set forth in
Schedule 2.1.3 hereto and except for Permitted Liens (as defined in Section
2.1.11 hereof), CMB U.K. will have full ownership and valid legal title to the U.K. Plant free of all liens and encumbrances and CMB Germany will have full ownership and valid legal title to the German Plant, free of all liens and encumbrances.

          2.1.4 Authority, Restrictions and Conflicts. (a) Seller, with respect to the French and Turkish Shares, CMB U.K. with respect to the U.K. Plant, CMB Germany with respect to the German Plant and SPC, with respect to the Aggregate Closing Date Intragroup Indebtedness, have full corporate power and authority to enter into this Agreement and any other documents contemplated hereby and save as set out in Schedule 2.1.4(a) to transfer, assign and deliver or cause to transfer, assign and deliver, as the case may be, the Shares, the U.K. Plant, the German Plant and the Aggregate Closing Date Intragroup Indebtedness as provided in this Agreement. Except as disclosed in Schedule 2.1.4 (a) such delivery will convey to Buyer full ownership and legal title to the Shares, the U.K. Plant, the German Plant and the Aggregate Closing Date Intragroup Indebtedness.

          (b) The consummation of the transactions contemplated by this Agreement will not be in violation of the charter documents of the Seller, SPC, CMB U.K. or CMB Germany.

          (c) There is no lawsuit, arbitration or proceeding pending or, to the Seller's knowledge, threatened against Seller, SPC, CMB U.K. or CMB Germany which might prevent the consummation of any of the transactions contemplated by this Agreement, and except as set forth in Schedule 2.1.4(c), no approval or authorization of any Governmental Entity (as defined at Section 3.3.5 hereof), or of any third party is required in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby or thereby.

          (d) Except as set forth at Schedule 2.1.4(d) hereto, neither the execution nor performance of this Agreement will conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from any obligation under an agreement, contract or commitment to which CMB France or CMB Turkey is a party, or relating to the operation of the U.K. Plant and the German Plant.

          2.1.5 Financial Statements. (a) Subject to any adjustment that may be required pursuant to Section 1.2.4(ii)(B), the Base Balance Sheets have been, and the Effective Date Balance Sheets will be prepared by Seller in accordance with U.S. GAAP and Seller's Accounting Principles (as disclosed to Buyer as part of the data room documents) applied consistently to the preparation of the Base Balance Sheets and the Effective Date Balance Sheets. Subject to any adjustment that may be required pursuant to Section 1.2.4(ii)(B), the Base Balance Sheets do and the Effective Date Balance Sheets will fairly present, in accordance with U.S. GAAP, the financial position of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Germany (with respect to the German Plant) and CMB Turkey as of the respective dates specified therein.

          (b) Attached hereto at Schedule 2.1.5(b) are the respective December 31, 1997 certified statutory accounts of each of CMB France and CMB Turkey (the "Statutory Accounts"). The Statutory Accounts have been prepared on a basis consistent with each such company's past practice and in compliance with the law and applicable standards, principles and practices of each respective jurisdiction.

          (c) Except as disclosed in Schedule 2.1.5(c) or save to the extent reserved against in the Base Balance Sheets or identified in the notes thereto or as adjusted pursuant to Section 1.2.4(ii)(B), there are no contingent or off-balance sheet liabilities (whether or not required to be disclosed under U.S. GAAP) as of December 31, 1997 and no such liabilities arising subsequent to such date and through the Closing Date.

          2.1.6 Subsidiaries. Except as set forth in Schedule 2.1.6, none of CMB France and CMB Turkey has any subsidiaries or directly or indirectly owns any capital stock of or any other equity interests in any corporation, partnership, or other person, or is a member of or a participant in any partnership, joint venture or similar enterprise or any other entity of whatsoever nature and have never held any shareholding in any entity in respect of which the retiring shareholder remains liable vis-a-vis third parties for the whole or part of the debts in such entity prior to its departure.

          2.1.7 Material Actions. Since December 31, 1997, except as set forth in Schedule 2.1.7 hereto, or in this Agreement:

          (a) each of CMB France, CMB U.K. with respect to the U.K. Plant, CMB Turkey and CMB Germany with respect to the German Plant has been reasonably managed ("en bon pere de famille") consistent with past practice, and has:

            (i) not incurred any obligation or liability or entered into any transaction with a third party entailing an aggregate payment obligation or liability in excess of US$500,000 or with any officers, directors, or affiliates;

           (ii) not permitted or allowed any Real Property (as defined in Section 2.1.9 hereof) or any Movable Property (as defined in Section
     2.1.10 hereof) or any intangible property (including any fonds de commerce) to be mortgaged, pledged or subjected to any other encumbrance, except for any Permitted Liens;

          (iii) not sold, transferred or purchased or committed to sell, transfer or purchase (except as disclosed in Schedule 1.2.1(b)), any fixed asset having a book value in excess of US$20,000 individually per item, whether or not in the ordinary course of business;

           (iv) not acquired or agreed to acquire any share capital or other equity or debt securities of any other business or entered into any licensing agreement or joint venture in relation to the operation of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant);

            (v)   not declared or paid dividends or any other distributions;

           (vi) complied with all labor, tax, economic, customs, transport, environment, hygiene or other regulations non-compliance with which could have a material adverse effect on any of the operations of CMB France, CMB U.K. with respect to the U.K. Plant, CMB Turkey or CMB Germany with respect to the German Plant;

          (vii) not recruited or dismissed any Executives (as defined in Section 9.11 hereof), except as disclosed in Schedule 2.1.7 or materially amended the terms of any employment contract with any Executive;

         (viii) not suffered any damage, destruction or casualty loss, whether or not covered by insurance, adversely affecting the assets, liabilities, business or prospects of each of CMB France, CMB U.K. with respect to the U.K. Plant, CMB Turkey and CMB Germany with respect to the German Plant;

           (ix) not amended or modified the bylaws of any of CMB France and CMB Turkey nor altered in any way any of its share capital;

            (x) not changed its accounting methods or made or changed any tax elections, changed any method of accounting with respect to taxes, or settled or compromised any tax liability;

           (xi) not failed to pay premiums under, or have allowed coverage to lapse, under the property, casualty and liability insurance policies identified at Section 2.1.12(a)(xiii); or

          (xii) not settled or compromised any claim brought against, or by, CMB France or CMB Turkey or the Plants other than for fair value.

          (b)  There has been no Material Adverse Change (as defined in
Section 9.11 hereof).

          2.1.8 Intellectual and Industrial Property. (a) Schedule 2.1.8(a) hereto contains a true and complete list (including inter alia application and registration dates, application and registration numbers, expiration dates) of each requested or registered patent, trademark, design, copyright and any other intellectual or industrial property rights including without limitation molds ("Molds"), technology, and trade secrets, said list identifying those items (i) owned by CMB France or CMB Turkey ("Owned Intellectual Property Rights"), (ii) owned by Seller, any of Seller's affiliates, CMB Germany or CMB U.K. and used in or necessary for the operations of CMB France, CMB Turkey or the Plants as presently conducted ("Affiliated Intellectual Property Rights") and (iii) owned by any other party and licensed to CMB France, CMB Turkey, CMB Germany or CMB U.K. or otherwise used in the operations of CMB France, CMB Turkey or the Plants as presently conducted ("Third Party Intellectual Property Rights") (collectively referred to hereinafter as the "Intellectual Property Rights") (it being understood and agreed between the parties that Buyer has relied, without independent investigation, on Seller's representation as to the Owned Intellectual Property, Affiliated Intellectual Property Rights and Third Party Intellectual Property Rights, notwithstanding any documents delivered by Seller to Buyer, in the due diligence process).

          (b) The use of Owned Intellectual Property Rights, the Affiliated Intellectual Property Rights and the Molds do not, and to Seller's knowledge, the use of other Third Party Intellectual Property Rights do not, infringe any other prior rights held by any other entity.

          (c) CMB France and CMB Turkey have valid rights to their company name, title to their trade names and title to the Owned Intellectual Property Rights; Seller, Seller's affiliates, CMB Germany and CMB U.K. have valid title to the Affiliated Intellectual Property Rights; and all of such entities have carried out all necessary formalities, have paid all amounts and taken all necessary steps to maintain and protect such Intellectual Property Rights and except as set forth in Schedule 2.1.8(c), such Intellectual Property Rights are not subject to any other charge, restriction, tax, condition or payment obligation.

          (d) All licenses pursuant to which Affiliated Intellectual Property Rights or Third Party Intellectual Property Rights are made available to CMB France, CMB Turkey or the Plants are valid, binding and enforceable, have not been pledged, encumbered or assigned, and none of CMB France, CMB Turkey or the Plants is in default thereunder.

          (e) No action, proceeding, claim, suit, threat or other similar risk relating to the infringement or breach of any Intellectual Property Rights has been initiated or filed by Seller, any of Seller's affiliates, or CMB France, CMB U.K., CMB Turkey and CMB Germany against any third party.

          (f) Except as set forth in Schedule 2.1.8(f), no action, claim, suit or proceedings or notice of any such action, claim, suit, or proceedings or any threat or similar risk relating to the infringement or breach of any third party's intellectual or industrial property rights has been made against CMB France, CMB U.K., CMB Turkey or CMB Germany or any other party which may have an effect on CMB France, CMB Turkey or the Plants and to Seller's knowledge none is threatened and no fact or omission may serve as a basis for any such claim.

          (g) None of the Owned Intellectual Property Rights nor the Affiliated Intellectual Property Rights is mortgaged or pledged or is the subject of co-ownership with third parties.

          2.1.9 Real Property; Leases of Real Property. (a) Schedule 2.1.9(a) hereto contains a brief description of the real property which is owned by CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) indicating any mortgages granted in respect thereof ("Owned Real Property") or leased by any of them ("Leased Real Property") (the Owned Real Property and the Leased Real Property collectively herein the "Real Property"). The Real Property constitutes all the real property which CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) use to perform their activities as they presently exist. Each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) has and as of the Closing will have, all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Real Property.

          (b) Except as disclosed in Schedule 2.1.9(b), CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have valid freehold or leasehold interests in, and quiet enjoyment of, the Real Property.

          (c) Except as set forth in Schedule 2.1.9(c), CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have not granted any lease or sub-lease or any other right of occupation over the Real Property, all the Real Property being used for their own needs and business activities and does not include any private accommodation including employee accommodations and there is no person in possession or occupation of or who has any right or interest in the Real Property.

          (d) Except as set forth in Schedule 2.1.9(d), CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have no right or obligation to purchase, sell, lease or have leased to them any real property whatsoever.

          (e) Except as set forth in Schedule 2.1.9(e): CMB France enjoys commercial ownership (propriete commerciale) in respect of the Leased Real Property which is not subject to any financial lease and no Leased Real Property has been tacitly renewed; and CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have not been parties to any transfer of any leases for the five year period preceding the Closing Date and CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) do not have any liabilities vis-a-vis third parties in respect of the previous leases entered into by them.

          (f) CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) are and have been in compliance with regulations relating to the construction, occupation and use of the Real Property and, in particular, with all orders, specifications, rules of co-ownership and internal regulations together with all relevant legislation or regulations.

          (g) Except as set forth in Schedule 2.1.9(g), no easement exists over the Real Property other than those resulting from the natural position of the Real Property and the town planning rules applying thereto and those indicated in the title deeds of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant).

          (h) Except as set forth in Schedule 2.1.9(h), all demolition permits, building permits and all other necessary declarations or authorizations and approvals ("Permit") have been properly sought, obtained and published as far as the building of each Real Property is concerned and all works relating thereto, including any exceeding of any of the permitted plot ratios and/or any legal density limits of any applicable laws, regulations or decisions of any applicable authority. The Permits are not subject to any objection or claim whatsoever (including any claim for withdrawal or cancellation) by any third party during the legal time-limits and all such legal time-limits have now expired. All corresponding certificates of conformity relating to Permits issued within the past ten years have been obtained.

          (i) Except as set forth in Schedule 2.1.9(i), the Real Property is in a satisfactory state of repair, maintenance and functioning, normal wear and tear excepted, free of all major defects and subject to appropriate security measures. All reserves made at the time of the delivery of the Real Property have been released. Each of the Real Property is in accordance with the regulations currently in force (in particular with regard to security, hygiene and work conditions as well as any opening authorizations) which are applicable to the activities of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) as they presently exist.

          (j) Each Real Property is covered by the insurance policies fully in force as described in Schedule 2.1.9(j), which policies will cover the Real Property through but not beyond the Closing Date.

          (k) CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) are not in default under any of their agreements in respect of Real Property, all such agreements are valid, binding and enforceable by each of them, and further, all rents, charges, property taxes, rental payments and other costs which may be due or will become due by CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have been paid or an appropriate provision has been made.

          2.1.10 Movable Property. (a) Schedule 2.1.10(a) hereto contains true and complete lists of the owned movable property (excluding inventory) ("Owned Movable Property") and leased movable property with annual lease payments greater than US$50,000 ("Leased Movable Property") (Owned Movable and Leased Movable Property, collectively the "Movable Property").

          (b) Except as set forth in Schedule 2.1.10(b), all Owned Movable Property included in the Base Balance Sheets or Effective Date Balance Sheets with a non-nominal residual value and all Leased Movable Property and all other leased movable property is in satisfactory working condition, normal wear and tear and periodic repair and maintenance excepted, and has been regularly and routinely maintained and complies with all applicable laws and regulations.

          (c) The Owned Movable Property and the Leased Movable Property constitute substantially all the movable property necessary to conduct the business of CMB France, CMB Turkey, the U.K. Plant and the German Plant as presently conducted, and except as set forth at Schedule 2.1.10(c) there are no other material items of movable property so necessary.

          2.1.11 Title to Property. At the Closing, each of CMB France, CMB U.K., CMB Turkey and CMB Germany will have full ownership and valid legal title (immuable et incommutable) to all Owned Real Property and Owned Movable

Property and CMB France will have full ownership and valid legal title (immuable et incommutable) to its fonds de commerce and such fonds de commerce shall be validly registered with the appropriate registry of commerce. Except as set forth in Schedule 2.1.11, such Owned Real Property and Owned Movable Property is freely transferable (without any restriction or limitation whatsoever) and free of any lien, mortgage, pledge, security interest, promise, option, right of pre-emption or any other encumbrance except for Permitted Liens. As used in this Agreement, the term "Permitted Liens" shall mean, collectively, any liens of any nature whatsoever and with respect to Real Property, all easements, servitudes and rights of way, arising and continuing in the ordinary course of business or by operation of law for obligations which are not delinquent and which do not materially affect the value of the property or the usefulness thereof to any of CMB France, CMB U.K., CMB Turkey and CMB Germany. Permitted Liens shall not include mortgages on real property, pledges of shares or nantissements de fonds de commerce or analogous security interests.

          2.1.12  Material Contracts and Commitments.

          (a) Schedule 2.1.12(a) lists all contracts, obligations or undertakings (excluding employee contracts which are the subject of Section
2.1.18 below and real property contracts which are the subject of Section
2.1.9 above) (copies of which have been made available to Buyer) entered into by CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) ("Material Contracts") which remain in effect on the date hereof and which are:

            (i) contracts made in the ordinary course of business involving estimated total future payments or receipts on an annual basis in excess of US$250,000;

           (ii) consulting or personal services agreements which have an aggregate future liability in excess of US$100,000;

          (iii) any non-competition, confidentiality or secrecy agreements, and any other agreements which restrict the carrying on of the business of CMB France or CMB Turkey as conducted on the date hereof or, with respect to the U.K. Plant and the German Plant, materially restricts the use or exploitation of the Transferred Assets;

           (iv) dealership, manufacturer's representative, distributor, or agency agreements terminable upon notice of more than ninety (90) days or requiring a termination indemnity;

            (v) contracts or commitments for capital expenditures involving estimated total future payments in excess of US$20,000;

           (vi)  partnership or joint venture agreements;

          (vii) mortgages, pledges, charges, conditional sales contracts, security agreements, factoring agreements or other similar agreements other than Permitted Liens;

         (viii) agreements, contracts or other instruments under which CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person;

           (ix) agreements, contracts or other instruments under which (i) any person has directly or indirectly guaranteed, to Seller's knowledge, any indebtedness, liabilities or obligations of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) or (ii) CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) has directly or indirectly guaranteed any indebtedness, liabilities or obligations of any person (in each case, other than endorsements for the purpose of collection in the ordinary course of business or product warranties);

            (x) agreements, contracts or other instruments under which CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) has, directly or indirectly, made any advance, loan, extension of credit (other than standard trade credit) or capital contribution to, or other investment in, any person in excess of US$50,000;

           (xi) agreements, contracts, commitments or undertakings presently in effect, whether or not fully performed, between CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) and any of their respective officers, directors, Executives or affiliates;

          (xii) agreements, contracts or other instruments including a change of control provision;

         (xiii) property, casualty and liability and other insurance policies provided by third party carriers, coverage under which is available to CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey, or CMB Germany (with respect to the German Plant) which are in effect up to but not beyond the Closing Date;

          (xiv) agreements, obligations or undertakings that constitute onerous or loss contracts which would be required to be reserved against

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

     on the financial statements of any of such companies in accordance with U.S. GAAP; or

           (xv) grants or subsidies made to it by a body (including without limitation any Governmental Entity).

          (b) Except as disclosed at Schedule 2.1.12(b), the Material Contracts are valid, binding and enforceable obligations of the parties thereto; CMB France, CMB Turkey, CMB U.K. (with respect to the U.K. Plant) and CMB Germany (with respect to the German Plant) are not in default under any of the material terms of the Material Contracts (entailing a right to termination, penalties, or modification of its terms); and to Seller's knowledge, CMB France, CMB Turkey, CMB U.K. (with respect to the U.K. Plant) and CMB Germany (with respect to the German Plant) are not in default under any other contract or obligation other than the Material Contracts.

          (c) Set forth in Schedule 2.1.12(c) is a list of sales by month, since January 1, 1997 and through the month preceding the signature date hereof, of the top twenty customers of CMB France, and the top ten customers of each of CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant). Not later than 7 calendar days prior to the date hereof, Seller has made available to Buyer for inspection copies of firm commitment letters of intent, bottle supply contracts, and other relevant customer contracts, and shall make available to Buyer terms and conditions of supply purchase and sale relating to such suppliers. Except as disclosed in Schedule 2.1.12(c), Seller has no knowledge that any of such suppliers has expressed its intention to suspend or materially reduce its level of business with any of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) with the effect of reducing annual sales revenue from that customer of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) by more than 20% or by more than US$200,000 per product.

          (d) Except as set forth in Schedule 2.1.12(d), each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) is not liable to repay an investment or other grant or subsidy made to it by a body (including without limitation any Governmental Entity).

          2.1.13 Inventory. (a) Save to the extent reserved against on the Effective Date Balance Sheets, or as set forth in Schedule 2.1.13(a), the inventory, including in particular all finished products, raw materials, goods in production or processing, packaging materials and supplies, samples, displays, publicity and promotional materials of CMB France and CMB Turkey and the inventory of CMB U.K. and CMB Germany included in the Transferred Assets ("Inventories"), all appropriately identified, will consist of items

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

usable and saleable in the ordinary course and comply with specifications and are not defective or unfit for their usual purpose. All finished goods that have been shipped to customers comply with specifications and are not defective or unfit for their usual purpose.

          (b) as set forth in Schedule 2.1.13(b), since January 1, 1997, there have not been any product returns that have generated claims in excess of US$20,000, recalls, or any post-sale warnings issued by CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) nor any products which fail to comply with their terms of sale.

          2.1.14 No Lawsuits. (a) Except as set forth on Schedule 2.1.14(a), there is no pending claim that has been made by any person against any of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) for an individual account of more than twenty thousand U.S. Dollars (US$20,000).

          (b) Except as set forth on Schedule 2.1.14(b), there is (and there has been for the last two years) no lawsuit, arbitration or other proceeding (civil or criminal or of any other nature) in any jurisdiction pending or, to Seller's knowledge threatened, against or brought by any of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) or, to Seller's knowledge, any person for whose acts or defaults any of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) may be vicariously liable, and sufficient provision has been made in the Base Balance Sheets and will be made in the Effective Date Balance Sheets to cover such risks.

          (c) To the Seller's knowledge, no fact or circumstance exists which might give rise to any proceeding of any nature in any jurisdiction involving CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) or a person for whose acts or defaults CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) may be vicariously liable.

          (d) Except as set forth on Schedule 2.1.14(d) there is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) or, to Seller's knowledge, a person for whose acts or defaults CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) may be vicariously liable.

          (e) Except as disclosed in Schedule 2.1.14(e), there is and has been no governmental or other investigation, inquiry or disciplinary proceeding concerning CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) in any jurisdiction and none is pending or threatened. To the Seller's knowledge, no fact or circumstance exists which might give rise to an investigation, inquiry or proceeding of that type.

          2.1.15 No Broker. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

          2.1.16 Governmental Permits; Compliance with Laws. (a) Each of the material permits and authorizations necessary to the conduct of the business of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) as heretofore conducted is listed on Schedule 2.1.16(a), and is valid and in full force and effect. At the Closing Date, CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) will hold all governmental or regulatory permits and authorizations which are required for the conduct of their business as currently being conducted. No notices have been received by any of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) relating to any modification, termination or cancellation of, and none of them is in violation of the terms and conditions of, any such permits or authorizations. Except as set forth in Schedule 2.1.16(a), the Seller is not aware that any permits and authorizations necessary to the conduct of the business of NIB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) may be terminated in a period of one year following the Closing Date. Except as set forth in Schedule 2.1.16(a), since January 1, 1998, none of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) has received any complaint, citation or notice of violation from any Governmental Entity and, to the Seller's knowledge, none is threatened, alleging that any of them has violated any laws or regulations of Governmental Entities applicable to any of them. Furthermore, CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Germany (with respect to the German Plant) has not received any complaint, citation or notice of violation from any Governmental Entity before January 1, 1998 which remains unresolved. The representations contained in this Section 2.1.16 as they relate to Environmental Laws (as defined at Section 2.1.17(c) hereof) are qualified by the representations and disclosures of Seller made pursuant to Section 2.1.17 hereunder.

          (b) Each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) has conducted

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its business and dealt with its assets in accordance with all applicable legal and administrative requirements in any jurisdiction.

          (c) Except as set forth in Schedule 2.1.16(c), neither the execution nor performance of this Agreement will result in CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) losing the benefit of any permit, authorization, or license listed in Schedule 2.1.16(a), subject to continued compliance with terms thereof.

          2.1.17  Environmental Matters.  (a)  Except as set forth in
Schedule 2.1.17(a) hereto which includes the Phase I surveys conducted at the Meaux Plant, the Noeux Plant, the U.K. Plant and the German Plant dated 30 April 1998: (i) each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) holds and is in material compliance with, and as of the Closing each of them will hold and will be in material compliance with, all permits and authorizations required to conduct its business under Environmental Laws, (ii) no proceedings have been initiated or to Seller's knowledge are pending which would lead to their revocation, modification or suspension, (iii) each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) is in material compliance with, and at the Closing will be in material compliance with all Environmental Laws, including without limitation all restrictions, conditions, standards, limit values, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, (iv) the state of preservation of asbestos used in the construction of the Real Property is not such as to require removal or other remediation works to be carried out pursuant to Environmental Laws, and there is no asbestos in the materials stored or handled in the Real Property and each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) has complied with all Environmental Laws in this respect, (v) none of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) has received any written communication from any person, including an Environmental Authority alleging that any of them is not in compliance in any material respect with any Environmental Laws or otherwise may be liable under any Environmental Law including, without limitation, liability for Remedial Action, and (vi) no arbitral, judicial or administrative proceedings have been initiated or are, to Seller's knowledge, threatened to be initiated by any Environmental Authority (as defined in Section 2.1.17(b) herein) or third party regarding any act or activity carried out by CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) which may have caused pollution to the air, water, soil or subsoil or any other nuisance which may affect the environment or create a hazard for health and safety.

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          (b)  Schedule 2.1.17(b) hereto contains: (i) a list of material environmental permits and authorizations necessary for the conduct of the business of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant), (ii) a description of the waste disposal practices of each of them, including the names of owners and operators of each location to which waste had been sent for treatment, storage or disposal, (iii) a list of Hazardous Materials used or generated by each of them, (iv) copies of material environmental instructions by Governmental Entities received by any of them, and (v) a list and description of the location of all underground tanks, sumps or pits at the Real Property currently or formerly used to contain Hazardous Materials or Contaminants (as defined below), on a continuous basis. Seller and each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have fully and accurately disclosed to Buyer all material environmental studies, investigations and audits of which either of them has knowledge concerning the Sites (as defined in Section 8.4(b)) including in particular, the ERM summary reports dated January, June and July 1996, copies of which were delivered to Buyer.

          As used in this Agreement, the term "Environmental Laws" means any and all applicable treaties, EU legislation, laws (which in England and Wales shall include the common law), regulations, decrees, ministerial instructions (including French "circulaires ministerielles" to the extent they are legally binding), instructions of Environmental Authorities to the extent legally binding, judgments, permits, authorizations, binding agreements relating to the protection of the environment, health and safety, or common law nuisance, in each case as in effect on the date hereof in France with respect to CMB France, in the United Kingdom with respect to the U.K. Plant, in Turkey with respect to CMB Turkey and in Germany with respect to the German Plant. As used in this Agreement, the term "Environmental Authorities" means any local, regional, national or federal department, agency, ministry or any similar body having jurisdiction over environmental laws. As used in this Agreement, the term "Contaminants" means those substances whose Releases (as defined below) are regulated by, or form the basis of, liability under any Environmental Laws. As used in this Agreement, the term "Hazardous Materials" means all materials or substances regulated as explosive, flammable, toxic or radioactive pursuant to any Environmental Laws. As used in this Agreement, the term "Release" means any spill, emission, leaking, pumping, injection, deposit, or discharge of any Contaminant in, onto, or through the environment (including ambient air, surface water, groundwater, or soils).

          2.1.18 Transferred Employees; Employee Benefits; Health and Safety. (a) Schedule 2.1.18(a) hereto contains: (A) a true and complete list identifying by age, seniority, classification and remuneration (including all bonuses of whatever kind, payments in kind), (i) the employees (including all directors and other officers) of CMB France (excluding, however, Head Office Employees as-defined at Section 3.1.5), CMB Turkey and

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

the Plants as of March 31, 1998 ("Transferred Employees"), and (ii) any person working for CMB France, CMB Turkey or the Plants who has been provided by a third party including any affiliate of the Seller. Such list indicates the date of termination of the fixed term contracts (if any), and the date on which contracts for employees provided by third parties terminate together with the identity of such third party (if any) and any Transferred Employees who have tendered their resignation. Furthermore, such list sets out the period of time which remains, for any Transferred Employee subject to an indeterminable contract who has been issued with or has issued a notice of termination; (B) a true and complete list of any increase or decision to increase, taken in the twelve (12) months prior to the date hereof, the general level of compensation in addition to any increase or decision, taken in the twelve (12) months prior to the date hereof, to increase the level of individual compensation of a Transferred Employee by more than US$5,000 per annum; (C) a true and complete list as of March 31, 1998 of (i) the Transferred Employees having borrowed sums from any of CMB France, CMB U.K., CMB Turkey and CMB Germany or their affiliates, the amounts of such borrowings and the outstanding principal amounts as of such date and (ii) all protected Transferred Employees in accordance with any law or regulation of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant); (D) a definition of any and all pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, company savings plans or employee funds concerning the Transferred Employees together with particulars of any obligation of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) to provide death, disability or medical benefits put in place to the benefit of the Transferred Employees (collectively, "Benefit Plans"); (E) a true and complete list of any collective bargaining agreement or any other collective agreement, internal rules, code of conduct or other manual containing internal procedures and regulations with respect to the Transferred Employees; (F) a copy of the contracts of employment (including amendments hereto) for the Executives who are Transferred Employees; and (G) standard form of labor contracts.

          (b) CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) conform and have conformed in all respects, to the law, applicable regulations and all mandatory statutory or regulatory requirements (including all collective agreements) with respect to the Transferred Employees (including, with respect to the German Plant, Section 613a of the Burgerliches Gesetzbuch).

          (c) The Benefit Plans (excluding the U.K. pension plan) conform and have conformed with the law, applicable regulations and all mandatory or statutory requirements and have not been subject, up to the Closing Date, to any requalification or reassessment by any tax or any other social administration. All contributions payable and due by CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to

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

the German Plant) for the Benefit Plans have been duly paid or provisions have been duly made in respect thereof.

          (d) The standard form of labor contracts contained in Schedule 2.1.18(a) have been applied consistently without any significant modification and CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) are not in breach of (i) any clause of such standard form contracts and (ii) any of the contracts of employment for the Executives which comply with all applicable law and regulations and with the applicable collective agreements. All salaries, commissions, bonuses, other payments and repayments and payment of expenses and generally all sums due to the beneficiaries of such contracts, and, more generally, to all of the Transferred Employees as at the Closing Date, have been duly and fully paid or a provision has been duly made in respect thereof. Save as reserved against on the Effective Date Balance Sheets, CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have no outstanding obligations vis-a-vis their former employees (including all directors and other officers).

          (e) CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have not granted any employment advantage, subsidy or bonus whatsoever except as set forth in
Schedule 2.1.18(a) and have not entered into any pay agreement outside their usual field of business activities, and no Transferred Employee of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) benefits from any particular advantage (whether or not in case of termination of his contract) differing from the general provisions of the standard form contracts or the contracts of employment for the executives.

          (f) CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have at all times, up to the Closing Date complied with all social security regulations in force. CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) are up to date in the payment of their contributions relating to social security, family allowances and the various organizations dealing with retirement and unemployment and, more generally, with all other contribution, installment or payment connected with social welfare. No claim, investigation or dispute exists in connection with any of the social welfare organizations as at the date hereof.

          (g) France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have at all times, up to the Closing Date, complied with all the rules and regulations in force in connection with personnel representation.

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

          (h) Except as disclosed at Schedule 2.1.18(h), CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (in respect of the German Plant) are not in the process of making any individual or group redundancies or "social plan" or dismissing or transferring any of their Transferred Employees for whatever reason and have not made any individual or group redundancies or "social plan" or transferred any of their Transferred Employees during the past twelve (12) months.

          (i) Except as disclosed at Schedule 2.1.18(i), CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (in respect of the German Plant) have not made any binding offer for employment which remains outstanding to any person who would have the status of Executive.

          (j) Except as set forth in Schedule 2.1.18(j), there has not been during the last three (3) years, nor is there currently pending or, to Seller's knowledge, threatened, any strike or work stoppage.

          (k) Except as set forth in Schedule 2.1.18(k), there is no lawsuit, arbitration, formal or informal settlement or proceeding pending and Seller has no knowledge of any such proceeding or settlement, threatened against any of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) in connection with any of the Transferred Employees, which would have an adverse effect on their business, and sufficient provision has been made in the Base Balance Sheets and will be made in the Effective Date Balance Sheets to cover such risks.

          (l) Except as set forth in Schedule 2.1.18(1), each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) is in compliance with all health and safety laws and regulations issued by any Governmental Entities.

          2.1.19 Taxes. (a) Each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) are and have been for the applicable statute of limitations period in complete compliance with all tax regulations.

          (b) Except as set forth in Schedule 2.1.19(b)(i), each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) has filed with the appropriate Governmental Entities all tax returns and all formalities or documents imposed by the tax regulations required to be filed in respect of their activities and each of them has paid all taxes shown or claimed to be due (whether or not shown as due on such tax returns or documents) thereon within the required time limits or have constituted, and will constitute, sufficient or have registered and will register sufficient charges to be paid, (excluding deferred taxes that reflect the difference between book value and tax basis in assets and liabilities), in the Base Balance Sheets

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

and in the Effective Date Balance Sheets. These returns or documents have for the applicable statute of limitations period been and remain true and complete and do not contain any errors, omissions or inaccurate statements. Except as set forth in Schedule 2.1.19(b)(ii), none of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) is a party to any action or proceeding by any Governmental Entity for assessment and collection of taxes, nor has any of them received notice of any claim for such assessment and collection of taxes in respect of its activities.

          (c) The basis and the amount of tax which each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey, and CMB Germany (with respect to the German Plant) has owed or still owes, have for the applicable statute of limitations period been properly determined in compliance with the tax regulations and are not liable to be corrected or reassessed.

          (d) Each of CMB France, CMB Turkey, CMB U.K. (with respect to the U.K. Plant) and CMB Germany (with respect to the German Plant) has available all the documents needed to justify the information contained in the returns or documents referred in paragraph (b) above as well as the applied tax regulations. Each of CMB France and CMB Turkey has available all the documents necessary to justify the existence and the amount of any tax losses that remain available to be carried forward in accordance with the applicable regulations (if any), whatever be the original financial year, of any tax credits or claims it may have against any tax or administrative authority whatsoever which it has used (by deduction or otherwise) or obtained reimbursement in the past or which it could use (by deduction or otherwise) or could obtain reimbursement in the future (it being understood that neither of CMB France nor CMB Turkey shall be entitled to seek reimbursement or compensation from Seller or any of Seller's affiliates of tax losses incurred by any of them and transferred to a consolidated tax group during those tax periods in which they were included in such consolidated tax group).

          (e) None of CMB France, nor CMB Turkey have concluded any deed or have been party to any transaction which is likely to be reassessed, rejected or requalified for the reason that the company had attempted to evade, circumvent or diminish its tax obligations or that of another person or was not acting in its own corporate interest (acte anorrnal de gestion).

          (f) CMB France and CMB Turkey have never been party to a transfer, sale, exchange, contribution or transfer of any sort whatsoever for which each or all of them would not have paid registration, contribution or transfer taxes, stamp duties or real estate publicity taxes, that it would be legally or contractually liable to pay after the Closing Date.

          (g) Except as-set forth in Schedule 2.1.19(g), the transfer of the Shares will not in and of itself involve any taxation at the expense of CMB

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

France or CMB Turkey or the loss of carryforward tax losses or any rights of a fiscal nature. CMB Turkey and CMB France do not benefit from any particular tax regime which could cease or be questioned in particular by the transfer of their Shares or by reason of any act or omission prior to the Closing Date.

          (h) CMB France and CMB Turkey do not benefit, nor have benefited from, by reason of a transaction made prior to the Closing Date, a suspension, postponement or deferral of tax.

          (i) Except as set forth at Schedule 2.1.19(i), the value of the assets and liabilities shown in the year-end 1997 statutory accounts of each of CMB France and CMB Turkey corresponds to the fiscal value of the said assets and liabilities at the date of establishment of such accounts.

          (j) Each of CMB France and CMB Turkey are and always have been exclusively resident in their countries of incorporation for tax purposes.

          2.1.20 Disclosure. To the Seller's knowledge, none of the information contained in the representations, warranties or covenants of Seller set forth in this Agreement, in the Schedules hereto or in any of the certificates, lists, documents, exhibits or other instruments delivered or to be delivered to the Buyer as contemplated by any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and when taken as a whole not misleading.

          2.1.21 Bankruptcy and Liquidation. CMB France, CMB U.K., CMB Turkey and CMB Germany are not and have never been subject to any winding up, liquidation, administration or dissolution procedure of any nature and have never had a suspension of their payments. CMB France, CMB U.K., CMB Turkey and CMB Germany are not and have never been subject to any composition procedure.

          2.1.22 Competition. (a) Undertakers and orders. CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have not given in the past two (2) years an undertaking or written assurance which is still in force to a Governmental Entity including any authority of the European Communities or of any jurisdiction. CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) are not currently affected by an order or regulation made by a decision of the Commission of the European Communities or by a competition authority Many jurisdiction.

          (b) Investigations. CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) have

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

not received in the past two (2) years a communication or request for information from or by the Commission of the European Communities or by or from a competition authority of any other jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of CMB France, CMB U.K., CMB Turkey and CMB Germany has been in the past two (2) years the subject of an investigation, report or decision by any of those persons or bodies.

          2.1.23 Binding Effect. This Agreement is a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms.

          2.2  Representations and Warranties of Buyer.

          Except in the case of representations and warranties made as of a specific date, which shall be deemed made as of such date, Buyer's representations and warranties to Seller are made as of the date hereof and as of the Closing Date.

          2.2.1 Corporate Status. Buyer is a partnership duly organized and validly existing under the laws of the State of Delaware (USA), and has all requisite corporate power to own its properties and carry on its business as now being conducted.

          2.2.2 No Broker. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

          2.2.3 Authority and Restrictions. (a) Buyer has full corporate power and authority to enter into this Agreement and any other documents contemplated hereby and to pay the Purchase Price and the Aggregate Closing Date Intragroup Indebtedness as provided in this Agreement.

          (b) The consummation of the transactions contemplated by this Agreement will not result in a breach in any material respect of, or give rise to a right of termination of, any Material Contract, material permit or authorization to which Buyer is subject or a party, or violate any of the provisions of the charter documents of Buyer.

          2.2.4 No Lawsuits; Consents. There is no lawsuit, arbitration or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might prevent the consummation of any of the transactions contemplated by this Agreement, and except as set forth in Schedule 2.2.4, no approval or authorization of any Governmental Entity or of any third party on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby and thereby.

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

          2.2.5 Execution and Effect of Agreement. Buyer and its designated affiliates, as the case may be, have the full corporate power and authority to enter into this Agreement and the other documents contemplated hereby. The execution and delivery of this Agreement, and other document contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          2.2.6 Financial Capacity. Buyer and its designated affiliates, as the case may be, have adequate financial resources to complete the transactions contemplated hereby and pay the Purchase Price and Aggregate Closing Date Intragroup Indebtedness and the commitments of Buyer herein are not subject to the obtaining of third party financing.

          2.2.7 Access to Data Room Documents. Buyer acknowledges that it has enjoyed full and complete access to the documents made available to it in the data room of Seller and has reviewed each of such documents; a list of such documents is set forth at Schedule 2.2.7 hereto. Buyer also acknowledges that it has had the opportunity to conduct a due diligence review of each of CMB France, CMB Turkey, the U.K. Plant and the German Plant, that it has had access to confidential documents, data and other materials pertaining to CMB France, CMB Turkey, the U.K. Plant and the German Plant and that it has visited the sites of each of CMB France, CMB Turkey, the U.K. Plant and the German Plant and met with key employees.


                                   ARTICLE 3

                                   COVENANTS

          3.1 Covenants of Seller. Seller hereby covenants and agrees as follows:

          3.1.1 Business in Ordinary Course. Except as contemplated by this Agreement or as otherwise disclosed in Schedule 3.1.1, during the period from the date hereof to the Closing Date, Seller will cause each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) to conduct their business in the ordinary course of business consistent with past practice and to maintain their corporate books, records and accounts in compliance with law. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or as otherwise disclosed in Schedule 3.1.1, during the period from the date hereof to the Closing Date, neither Seller nor CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) with respect to their businesses will take any action which will cause the representations and warranties contained in

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

Section 2.1.7 not to be true and correct as of the Closing Date, without the prior written consent of Buyer, which consent Buyer agrees will not unreasonably be withheld.

          3.1.1 Perform Contracts; Comply with Permits. Except to the extent performance would prove commercially unreasonable, and in such event after prior consultation with Buyer, each of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey and CMB Germany (in respect of the German Plant) shall perform or cause to be performed on a timely basis and in compliance with the terms thereof all obligations to be performed under all the contracts, leases and documents relating to their properties and business and shall comply with all permits, authorizations and licenses.

          3.1.2 Disclosure and Supplemental Disclosure. Seller has prepared the Schedules and shall prepare any additional Schedules as set forth below in good faith and with reasonable care and diligence. At any time prior to the Closing Date, Seller shall be entitled to supplement or amend the Schedules or add additional Schedules with respect to any matter herein, necessary to supply, correct or update any information called for under this Agreement. Seller shall provide to Buyer not less than five (5) days prior to the Closing Date amended and supplemented Schedules with respect to matters to be disclosed as of the date of delivery. No such Schedule addition, supplement or amendment shall be deemed to qualify, supplement or amend Seller's representations or warranties (including for a Material Adverse Change) unless Seller shall agree to indemnify Buyer on a dollar for dollar basis (without application of Section 7.4(b) with respect to such matters. If the matters disclosed therein reflect or constitute, individually or in the aggregate, a Material Adverse Change (as defined in Section 9.11 hereof):
Buyer's sole remedy in the event it shall not accept such addition, supplement or amendment shall be the termination of this Agreement without liability or indemnity in accordance with Section 6.1(b) hereof and Seller shall have the termination right set forth at Section 4.2.4 below.

          3.1.3 Repurchase of Certain Inventory. Seller hereby covenants and agrees that in the event that Buyer is unable (despite its best commercial efforts) to use, sell, market, or otherwise dispose of for value those finished products and raw materials including "master batch" products within six (6) months after the Closing Date, such products having been in the inventories of CMB France, CMB U.K. (with respect to the U.K. Plant), CMB Turkey or CMB Germany (with respect to the German Plant) on the Closing Date and included on the Effective Date Balance Sheets, Buyer may submit a written claim to Seller at the end of the above time period, and Seller upon receipt of such written claim within the above time periods, shall repurchase or procure the repurchase of the products within thirty (30) calendar days from Buyer for value equal to net book value at the time of Closing. At Seller's request, Buyer shall deliver the products to Seller or Seller's designated affiliate within thirty (30) calendar days at Buyer's expense.

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

          3.1.4 Head Office. On or prior to the Closing Date, Seller shall cause those employees of CMB France listed at Schedule 3.1.5 and who are dedicated to Seller's head office ("Head Office Employees") to be transferred to Seller or another of Seller's affiliates and shall hold Buyer harmless without regard to the limitations set forth at Section 7.4 from and against any liabilities in connection with such employees.

          3.1.5 Interim Management Reports. During the period from the date hereof up to the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer promptly upon their availability in accordance with Seller's internal reporting practices the periodic monthly balance sheets and income statements with respect to CMB France, CMB Turkey and the Plants.

          3.1.6 Capital Expenditures and Restructuring Costs. Seller hereby covenants and agrees that: (a) the sum of Reimbursed Capital Expenditures plus other capital expenditures relating to the 1998 capital expenditure projects identified at Schedule 1.2.1(b) (and including amounts disbursed as deposits in respect thereof in 1997) committed but not invoiced plus Reimbursed Restructuring Costs in respect of the Plants, CMB France and CMB Turkey shall not exceed US$8,400,000 at the Closing Date; and (b) the sum of Reimbursed Restructuring Costs plus other costs committed but not invoiced in respect of the restructuring as more fully itemized at Schedule 1.2.1(b) of CMB France and the German Plant shall not exceed US$3,000,000 at the Closing Date.

          3.1.7 Non-competition. Seller shall refrain, and shall cause its affiliates to refrain, for a period equal to the duration of the respective product design covered by the Molds, from competing, directly or indirectly, with Buyer or its affiliates for customers orders in respect of such product designs, provided, however, that such covenant shall not apply to shampoo and shower gel packages and bottles.

          3.1.8  Post-Closing Transitional Services.  For a period of ninety
(90) days after the Closing, Buyer may request, and Seller shall provide, such transitional, operational, commercial, financial and administrative services at CMB France, CMB Turkey, the U.K. and German Plants as may be reasonably required, at a mutually agreed rate reflecting Seller's actual all-in costs. Seller agrees that Mr. Gregory, Mr. Laurin and Mr. Lejeune shall be made available, where and when possible, to the Buyer for the purposes of providing information and advice, which shall not conflict with the business of Seller and particularly the personal care sector, during a transition period commencing immediately after the Closing and ending on 30 September 1998. To the extent that any of the employees covered are still in the employment of Seller Group, the Buyer shall pay the Seller's costs in providing that information and advice.

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

          3.1.9 Real Estate Formalities. On or before November 30, 1998, Seller undertakes to carry out the necessary formalities with the French administration such as land registries, tax authorities and any other administrative body so that the title of CMB France to the freehold properties situated in Meaux, Noeux-les-Mines and Labourse is regular and binding and enforceable vis-a-vis third parties and to bear all the subsequent costs and fees which may be due in this respect. In the event that the necessary formalities as referred to herein are not completed by December 31, 1998, a penalty of US$1,700 per week payable monthly in arrears will be owed by Seller to Buyer until the last formalities have been completed notwithstanding Schedule 7.4(e) hereto, unless Seller shall demonstrate that such non-completion is not due to Seller's failure to take any required action or carry out any required formality or that Buyer shall not have rendered all assistance reasonably required in connection herewith.

          3.1.10 Intellectual Property Formalities. On or before September 30, 1998, Seller undertakes to provide or to cause to provide to Buyer all the necessary documents which will allow Buyer to register with INPI and any other administrative body all the changes in respect of the ownership of the French Patent number 89 06 814 including without limitation the original merger agreement and copies of company searches and minutes of meetings showing changes in the company name. Seller shall hold CMB France harmless from and against for any damages, losses or expenses which result from the fact that the above mentioned documents are not provided to Buyer thus preventing the valid registration of the above-mentioned changes.

          3.1.11 Release of Inscription. On or before October 31, 1998, Seller shall undertake all formalities required to obtain the release (mainlevee) of Inscription No 97PT1259 of July 30, 1997 for the benefits of the French Treasury in the amount of FF 127,468 set forth in the Etat Sommaire des Inscriptions of the Tribunal de Commerce of Meaux.

          3.1.12 Transfer of share. On or before December 31, 1998, at the latest, Seller shall cause to be transferred and conveyed to Buyer or Buyer's designee, at Seller's sole cost and expense, one (1) share of CMB France currently registered in the name of B.A.P. (a former affiliate of Seller, in liquidation). Seller shall promptly undertake all necessary steps, including with the Commissaire a Execution du plan and the juge commissaire, to effectuate such transfer and conveyance.

          3.1.13 Books and Records. Promptly after the date hereof, Seller shall deliver and/or cause to be delivered to Buyer all such corporate books and records (or excerpts thereof) as shall relate exclusively or substantially exclusively to CMB France, CMB Turkey, the German Plant or the U.K. Plant provided that Seller shall be entitled to retain copies of such books and records to the extent necessary or appropriate for the purposes of ongoing regulatory and tax reporting and compliance.

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

          3.1.14 ION Bottle Design License. Seller shall exert its best efforts to cause CMB Germany to conclude negotiations with ION regarding the bottle design commissioned for Kraft, pursuant to which CMB Germany shall obtain a license assignable or sub-licensable to Seller's German affiliate (with a sub-license to Seller's affiliate Zeller as regards the closure), without cost or expense to Buyer Group.

          3.2  Covenants of Buyer.

          3.2.1 Fulfillment of Assumed Liabilities. Buyer shall, and shall cause its affiliates to, fulfill and perform the terms of the deed of conveyance and the asset purchase agreements and to indemnify and hold harmless Seller and its affiliates from and against any breach or violation by Buyer or its affiliates of any and all contracts, liabilities, obligations and undertakings transferred and assumed under the deed of conveyance and the asset purchase agreements.

          3.2.2 Change of Company Name and Discontinuation of Use of Trademarks and Tradenames. (a) Buyer hereby covenants and agrees that, Buyer and its affiliate shall not acquire hereunder any right to use the "CMB", "CarnaudMetalbox", "Raku", "Crown" or "Carnaud" names and logos or the stylized "R" logo utilized by CMB Germany ("CMB Names"), Buyer shall not and shall procure that its affiliates do not send out invoices bearing the CMB Names and that Buyer shall use its best commercial efforts to promptly remove the CMB Names from all products, packaging, shipping materials, stationery, literature, invoices, marketing materials and any other materials which are sent by Buyer and/or Buyer's affiliates to third parties, and in any event shall remove the CMB Names from all products, packaging, shipping materials, stationery, literature, invoices, marketing materials and any other materials no later than the six (6) month anniversary of this Agreement.

          (b) Buyer covenants that it shall remove or cause to be removed the CMB Names from all Moulds, it being understood by the parties that Buyer shall remove the CMB Names from at least one (1) Mould per plant per week. Buyer shall remove or cause to be removed within three (3) months after signature of this Agreement any sign or other marking containing the CMB Names from buildings, trucks or any other property.

          (c) Buyer covenants that it shall take the necessary steps to change the corporate name of CMB France and CMB Turkey promptly after the Closing Date.

          3.2.3 Best Commercial Efforts Regarding Certain Inventory. Buyer hereby covenants and agrees that it shall or procure that its affiliates shall take all actions necessary to use, sell, remarket or otherwise dispose of for value the finished products, raw materials and the "master batch" products and in the inventory of CMB France, CMB U.K. (with respect to the

                                     -35-
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

U.K. Plant), CMB Turkey and CMB Germany (with respect to the German Plant) as reflected on the Effective Date Balance Sheets.

          [3.2.4 reserved]

          3.2.5 Capital Expenditures and Restructuring Costs. Buyer hereby covenants and agrees to pay and satisfy, and/or to cause its affiliates to pay and satisfy, those invoices, commitments or other payment obligations of the Plants, CMB France and CMB Turkey in respect of the capital expenditures and restructuring costs described at Section 3.1.7 above, subject to the maximum amounts set forth therein.

          3.3 Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

          3.3.1 No Solicitation of Employees. Except for those employees agreed to in writing by the parties hereto prior to Closing, for a period of three (3) years after the Closing, the parties shall refrain, directly or indirectly through their respective present or future affiliates, from employing, engaging, soliciting or seeking to employ or engage any person who at the Closing Date or within a period of eighteen (18) months prior to such date had been an employee of the other party or any of the other party's affiliates, unless such employee was previously terminated by the party or any of the party's affiliates.

          3.3.2 Environmental Remediation. Buyer hereby undertakes to carry out, and Seller undertakes to fund, the environmental remediation with respect to those items set forth in Schedule 3.3.2. Such schedule sets forth the estimated cost of such remediation with respect to each such item. Seller shall, as and when expenditures are incurred by Buyer or its affiliates in respect of such remediation, reimburse such expenditures upon presentation of reasonable documentation. Seller may, at its option, pay directly any third party suppliers or contractors upon presentation of invoices. With respect to direct costs of Buyer or its affiliates (employee costs, materials, etc.), such direct costs shall be determined by mutual agreement but shall not exceed Buyer's actual direct cost. Buyer shall carry out the remedial action through the most cost effective means. Buyer shall reimburse to Seller any amounts received by Buyer or its affiliates in excess of the actual costs incurred and Seller shall in no event be required to fund or reimburse aggregate remediation in excess of the aggregate agreed amount set forth in
Schedule 3.3.2; it being understood that any excess resulting from the actual cost of a particular item being lower than its estimated cost may be used to fund any other item above its estimated cost.

          3.3.3 Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without

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

the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any Governmental Entity, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, Seller and Buyer shall be entitled to proceed with all information and consultation procedures required under relevant labor law regulations or collective bargaining agreements. Seller and Buyer shall consult with each other concerning the means by which the Seller's employees, customers, and suppliers and others having dealings with the Seller will be informed of the contemplated transactional and Buyer will have the right to be present for any such communication.

          3.3.4 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause each of the conditions to Closing to be fulfilled, the Closing to occur and relations with customers, suppliers, Transferred Employees and Governmental Entities to be coordinated, during the transitional period.

          3.3.5 Cooperation. (a) Each of Buyer and Seller shall furnish or cause to be furnished after the Closing, upon reasonable written notice, to the other and its employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to CMB France, CMB U.K., CMB Turkey and the German Plant as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment as well as the preparation of any filing or submission which is necessary under any applicable legislation, rules or regulations. Seller and Buyer shall keep each other apprised of the status of any communication with, and any inquiries or requests for additional information from, any foreign or domestic antitrust or competition authority or Governmental Entity, and shall comply promptly with any such inquiries or requests. Each of Seller and Buyer shall use its best efforts to obtain any clearance required under any applicable legislation, rules or regulations for the purchase and sale of the Shares. All such antitrust and other requisite consents of Governmental Entities as may be so required, are set forth in Schedule 3.3.5 hereto (collectively, "Governmental Consents"). As used in this Agreement, the term "Governmental Entity" means any State or local authority or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any court, administrative agency, commission or other organ of the European Union. Each party shall reimburse the other for reasonable out-of-pocket third party costs and expenses incurred in assisting the other pursuant to this Section 3.3.5. Neither party shall be required by this Section 3.3.5 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of

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

Buyer, the business or operations of CMB France, CMB U.K., CMB Turkey and CMB Germany (with respect to the German Plant).

          (b) To the extent that consent to the assignment of any contracts of the U.K. Plant or the German Plant shall not have been obtained at the Closing Date, Seller and Buyer shall cause their respective affiliates to comply with the relevant terms of the U.K. Asset Purchase Agreement and the German Asset Purchase Agreement, respectively.

          3.3.6 Confidentiality. Each of the parties hereto shall treat the contents of this Agreement as confidential and shall refrain from disclosing this Agreement, in whole or in part to any third party, except as required by any laws or regulations of Governmental Entities.

          3.3.7 CMB Turkey. The parties shall cooperate with respect to the calling of Board and Shareholders meetings of CMB Turkey to inter alia acknowledge the resignation of directors, appoint new directors designated by Buyers, change authorized signatories and bank powers and change the corporate name.

          [3.3.8 reserved]

          [3.3.9 reserved

          3.3.10 Filing on Form 8-K. Seller shall cooperate with Buyer in connection with the preparation of combined financial statements for the year ended December 31, 1997 for incorporation in the filing on Form 8-K which Buyer (or Buyer's parent) is obligated to make with the United States Securities and Exchange Commission. The audit of these combined financial statements will be carried out by Price Waterhouse at Buyer's expense and such financial statements shall be delivered to Buyer within sixty (60) days after the Closing Date.

          3.3.11 Regulatory Filings. The parties shall cooperate with respect to all filings with any applicable foreign or domestic antitrust or competition authority or Governmental Entity required for the transactions contemplated hereby and shall comply with all supplemental information requests in connection therewith in order to obtain the requisite approval from the appropriate authorities on or prior to the Closing Date, and shall make all filings with the competent authorities required for approval of a foreign investment.

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                                   ARTICLE 4

                                  CONDITIONS

          4.1 Conditions to Obligations of Buyer. The obligations of Buyer to complete the purchase or cause the completion of the purchase of the Shares, the Plants and the Aggregate Closing Date Intragroup Indebtedness on the Closing Date are subject to the following conditions:

          [4.1.1 reserved]

          [4.1.2 reserved]

          4.1.3 Required Consents. The material regulatory and contractual consents, which the parties by mutual agreement deem necessary for purposes of the continuity of operations of the U.K. Plant and the German Plant, as set forth at Schedule 4.1.3 hereto ("Required Consents") shall have been obtained.

          4.2 Conditions to Obligations of Seller. The obligations of Seller to complete or procure the completion of the sale of the Shares, the Plants and the Aggregate Closing Date Intragroup Indebtedness on the Closing Date are subject to the following conditions:

          [4.2.1 reserved]

          [4.2.2 reserved]

          [4.2.3 reserved]

          4.2.4 No Material Adverse Change. There shall have been no Material Adverse Change since the date hereof (except that Seller shall not be entitled to invoke this condition to the extent (a) it shall willfully and wrongfully have caused such Material Adverse Change or (b) Buyer shall have waived any right to indemnification with respect thereto).

          4.3  Mutual Conditions.

          4.3.1 Governmental Consents. All required Governmental Consents shall have been obtained.

          4.3.2 Related Agreements. The parties hereto shall have executed the Related Agreements attached hereto as Exhibits I through V.

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

                                   ARTICLE 5

                                    CLOSING

          5.1 Closing. The closing hereunder ("Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, 480 avenue Louise, Brussels 1050, Belgium, on July 23, 1998, or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller ("Closing Date").

          5.2  Deliveries.  At the Closing:

          5.2.1 Seller's Deliveries. Seller shall deliver, or shall cause to be delivered, to Buyer the following:

          (a) Duly signed and completed share transfer forms in favor of Buyer or its designee(s) for all of the French Shares and the share certificates representing the Turkish Shares duly signed and endorsed in favor of the Buyer or its nominee.

          (b) The share transfer registers and the stockholder registers of CMB France and the sharebook of CMB Turkey.

          (c) The minutes of all meetings of shareholders and directors of CMB France, CMB U.K., CMB Turkey, CMB Germany and SPC with respect to any required corporate authorization for the transaction contemplated hereby.

          (d) A letter of resignation signed by each of the directors of CMB France and CMB Turkey.

          (e) The notice calling a meeting of the Board of Directors of CMB France on July 27, 1998, to inter alia: (A) acknowledge the resignation of their directors, (B) appoint new directors, whose names shall be communicated by Buyer to Seller, and (C) transfer the registered head office of CMB France.

          (f) Corporate approvals of CMB Germany and CMB U.K. approving the sale of the German Plant and the U.K. Plant, respectively.

          (g)  [reserved]

          (h) Certificate of a duly authorized officer of Seller attesting that (i) all persons listed in Schedule S.2.1(h) duly authorized to perform banking transactions for the account of CMB France or CMB Turkey at banks or financial institutions in which CMB France or CMB Turkey has an account are no longer authorized to perform such transactions, and (ii) all powers of

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

attorney granted to persons listed in Schedule 5.2.1(h) empowering them to act on behalf of CMB France or CMB Turkey have been revoked.

          5.2.2 Buyer's Deliveries. Buyer shall deliver, or shall cause to be delivered, to Seller the following:

          (a) The payment of the Unadjusted Purchase Price by bank wire transfer in immediately available funds or certified or bank check as set forth at Section 1.2 hereof, to the account previously designated by Seller to Buyer.

          (b) The payment by bank wire transfer in immediately available funds of the estimated amount of the Aggregate Closing Date Intragroup Indebtedness as set forth in Section 1.2.1.

          (c)  [reserved]

          5.2.3 Mutual Deliveries. Buyer and Seller shall deliver, or shall cause to be delivered, to the other party the following:

          (a)  Executed counterparts of each of the Related Agreements.

          (b) Copy of the approval of the transaction contemplated hereby by the appropriate authorities.

          (c) Duly executed powers of attorney or other evidence of authority authorizing the signatory to execute all documents contemplated hereby.

          (d) Acte de Cession de Creance evidencing the transfer of repayment obligations of the respective debtors for their portion of Aggregate Closing Date Intragroup Indebtedness executed by the Seller and by Buyer's designee(s).


                                   ARTICLE 6

                                  TERMINATION

          6.1 Termination. This Agreement may only be terminated (a) by mutual written consent of the parties hereto; (b) by Buyer, if any of the conditions provided for in Sections 4.1 or 4.3 of this Agreement has not been met by July 31, 1998 and has not been waived by Buyer by such date; or (c) by Seller, if any of the conditions provided for in Sections 4.2 or 4.3 of this Agreement has not been met by July 31, 1998 and has not been waived by Seller by such date; in each such case, and save as otherwise provided at Section 6.2(c) below, such termination shall be without liability or indemnity.

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

          6.2 Consequences. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 6:

          (a) this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 9.5 relating to certain expenses, (ii) Section 3.3.3 relating to publicity, (iii) Sections 2.1.15 and
2.2.2 relating to broker's fees and (iv) this Section 6.2;

          (b) all confidential information provided by either party to the other shall be returned to such first party or, upon such first party's instruction, destroyed; and

          (c) neither party shall be liable to the other party, save for willful and wrongful breach of covenant.


                                   ARTICLE 7

                                INDEMNIFICATION

          7.1 Indemnification by Seller Group. Subject to the terms and conditions of this Agreement (and, with respect to Environmental Indemnifiable Losses subject to Article 8 hereof), Seller Group (as defined in Section 7.8) agrees to indemnify and hold Buyer Group (as defined in
Section 7.8) harmless from and against any liabilities, damages, losses or costs resulting from any and all liabilities, obligations, damages (excluding, however, incidental or consequential damages) (i.e. only dommage direct), deficiencies, losses, claims, actions, lawsuits, proceedings, judgments, demands, costs (including costs of posting bank guarantees and securities) and penalties (including reasonable attorneys' fees) ("Indemnifiable Losses") suffered or incurred by Buyer Group and resulting from (i) any breach of representation or warranty of Seller Group contained in this Agreement (except to the extent waived in writing by Buyer Group pursuant to this Agreement) or (ii) any breach of covenant on the part of Seller Group whether or not a mutual covenant contained in this Agreement, it being understood that Seller Group shall not be liable for any Indemnifiable Loss resulting from a change in law after Closing, and that Buyer Group waives any other remedy than those provided by this Article 7 and Article 8, which shall constitute Buyer Group's exclusive remedy in respect of any Indemnifiable Losses.

          7.2 Indemnification by Buyer Group. Subject to the terms and conditions of this Agreement (and, with respect to Environmental
Indemnifiable Losses, subject to Article 8 hereof), Buyer Group agrees to indemnify and hold Seller Group harmless from and against any and all Indemnifiable Losses suffered or incurred by Seller Group resulting from (i)

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

any breach of representation or warranty of Buyer Group contained in this Agreement (except to the extent waived in writing by Seller Group pursuant to this Agreement), or (ii) any breach of covenant on the part of Buyer Group contained in this Agreement whether or not a mutual covenant, it being understood that Buyer Group shall not be liable for any Indemnifiable Loss resulting from a change in the law after Closing and that Seller Group waives any other remedy other than those provided by this Article 7 and Article 8, which shall constitute Seller Group's exclusive remedy in respect of any Indemnifiable Losses.

          7.3 When Payable. (a) Indemnification under this Article 7 shall be payable with respect to any claim concerning an Indemnifiable Loss upon the later of (a) the date any payment is required to be made in respect of any Third Party Claim (as defined in Article 7.5 hereof), (b) the resolution of such claim by mutual agreement between Seller Group and Buyer Group, or
(c) the final settlement of such claim by the arbitration award as provided pursuant to Section 9.4.

          (b) Notwithstanding paragraph (a) above, with respect to Third Party Claims, if the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party and shall have assumed the defense of such Third Party Claim pursuant to Section 7.5(b) below, then the Indemnifying Party shall be obligated to make all payments and post all such bonds, guarantees and securities as may be required by administrative authorities, courts or tribunals having jurisdiction.

          7.4 Limitations on Indemnification. (a) Neither the indemnification obligations of Seller Group under Section 7.1 above (save as regards indemnification obligations of Seller Group for any Environmental Indemnifiable Losses as to which Section 8.7 shall apply) nor the indemnification obligations of Buyer Group under Section 7.2 (save as regards indemnification obligations of Buyer Group for any Environmental Indemnifiable Loss as to which Section 8.2 shall apply) shall exceed in the aggregate three million two hundred thousand U.S. Dollars (US$3,200,000). Notwithstanding the foregoing, any Indemnifiable Loss for: (i) breach of representations and warranties under Section 2.1.19; (ii) Indemnifiable Liabilities for Discontinued Operations; (iii) Non-Operational Indemnifiable Liabilities for Continued Operation (as such terms are defined in Section 9.11); and (iv) Disclosed Indemnifiable Losses (as identified in Schedule 7.4(b) hereto) shall not be subject to the limitation set forth above.

          (b) (i) No claim in respect of any individual event or occurrence (it being understood that any series of events or occurrences arising out of the same or substantially similar and related facts and circumstances shall be treated as one individual event or occurrence) shall be deemed to give rise to an Indemnifiable Loss (other than an Environmental Indemnifiable Loss, as to which Section 8.7 shall apply) unless and until the liability,

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

loss or damage claimed exceeds ten thousand U.S. Dollars (US$10,000), (subject to clause (ii) below); and (ii) no party shall be entitled to make a claim hereunder unless and until the aggregate amount of claims for Indemnifiable Losses (other than an Environmental Indemnifiable Loss, as to which Section 8.7 shall apply) under clause (i) above exceeds the equivalent of two hundred thousand U.S. Dollars (US$200,000) and then only to the extent of the excess. Notwithstanding the foregoing, Seller Group shall indemnify and hold harmless Buyer Group on a dollar for dollar basis from and against Disclosed Indemnifiable Losses (as identified in Schedule 7.4(b) hereto).

          (c) Subject to paragraph (b) above, with respect to Non-Operational Indemnifiable Liabilities for Continued Operations, Seller Group shall indemnify and hold harmless Buyer Group for Indemnifiable Losses, up to an aggregate amount of Indemnifiable Losses of five hundred thousand U.S. Dollars (US$500,000). To the extent such Indemnifiable Losses exceed in the aggregate five hundred thousand U.S. Dollars (US$500,000) but do not exceed in the aggregate three million U.S. Dollars (US$3,000,000), Seller Group shall indemnify and hold harmless Buyer Group for fifty percent of such tranche of Indemnifiable Losses. To the extent such Indemnifiable Losses exceed three million U.S. Dollars (US$3,000,000) in the aggregate, Seller Group shall indemnify and hold harmless Buyer Group for one hundred percent of such tranche of Indemnifiable Losses.

          (d) Notwithstanding paragraphs (a) through (c) above, each party shall indemnify and hold harmless the other party on a dollar for dollar basis from and against Indemnifiable Losses arising out of any breach of covenant.

          7.5  Procedures Relating to Indemnification of Third Party Claims.

          (a) In order for a party ("Indemnified Party") to be entitled to any indemnification of any Indemnified Loss provided for under this Agreement (including claims for Environmental Indemnifiable Losses) in respect of, arising out of or involving a claim or demand made by any third party against the Indemnified Party ("Third Party Claim"), such Indemnified Party must notify the other party ("Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within thirty (30) business days after receipt by such Indemnified Party of written notice of the Third Party Claim provided that for the purpose of this Agreement, any tax reassessment notice shall be considered as a Third Party Claim and any Third Party Claim relating to tax shall be notified to the Indemnifying Party within ten (10) business days of their receipt by the Indemnified Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party from the Third Party relating to the Third Party Claim, provided, however, that the Indemnified Party's non-compliance with such notice periods shall not preclude its right to indemnification if the interests of the Indemnifying Party shall not have been prejudiced or adversely affected. If the Indemnifying Party shall have suffered such prejudice or adverse effect, the Indemnified Party may nevertheless claim partial indemnification if it sustains the burden of proof that a portion of the Indemnifiable Loss was not attributable to such non-compliance with notice periods.

          (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party at its own expense; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, (x) the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (y) the limitations on indemnification set forth at Section 7.4(a) above shall not apply and the cap set forth in Section 8.7 shall not apply (but the percentages set forth in Schedule 8.7 shall continue to apply up to the cap amount). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above).

          (c) If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include (upon the Indemnifying Party's request) the retention and the provision to the Indemnifying Party of records and information to the extent practicable which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Parties completely in

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connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Parties.

          (d) If the Indemnifying Party does not elect to assume the defense of the Third Party Claim, the Indemnified Party shall have the conduct of the Third Party Claim and shall be entitled to settle such claim at such time and upon such terms as the Indemnified Party deems fair and reasonable without prejudice to any right of indemnification it may have against the Indemnifying Party, provided that at least ten (10) business days before such settlement becomes effective, the Indemnified Party notifies (the "Notification") the Indemnifying Party of the amount of the proposed settlement (the "Proposed Settlement Amount"). Within the ten (10) business days following the sending of the Notification, the Indemnifying Party may deliver to the Indemnified Party (a) a notice disputing the Proposed Settlement Amount (a "Disapproval Notice") or (b) a notice approving the Proposed Settlement Amount (an "Approval Notice"). If no notice is received by the Indemnified Party within ten business days following the sending by it of the Notification, the Indemnifying Party shall be deemed to have delivered an Approval Notice. Delivery by the Indemnifying Party of an Approval Notice shall constitute an admission by the Indemnifying Party of an obligation by it to indemnify the Indemnified Party subject to the limitations set forth in
Section 7.4. If the Indemnified Party delivers a Disapproval Notice, it shall immediately assume the defense of the Third Party Claim and in which case the provisions of (b) and (c) above will apply.

          (e) If the Indemnifying Party has not assumed defense of a Third Party Claim and the liability of the Indemnified Party (or of CMB France, U.K. Plant, CMB Turkey or the German Plant) in respect of such Third Party Claim is determined by a judgment of a Court or Tribunal (which is not final), the provisions of paragraph (d) above shall apply except that the Indemnified Party shall inform the Indemnifying Party within ten (10) business days of notification of the said judgment and the Proposed Settlement Amount shall mean the amount determined in the said judgment. In this event, the provisions of (d) shall also apply mutatis mutandis.

          7.6 Survival of Indemnification. (a) The right of each of Seller Group or Buyer Group to make a claim for a breach of the other party's representations or warranties under this Agreement, shall survive the Closing Date for a period expiring on July 31, 2000, provided
(i) claims for indemnification pursuant to representations relating to Transferred Employees shall survive for a period of five (5) years after the Closing Date; (ii) claims for breach of Section 2.1.3, Section 2.1.9(b) (other than the representation as to quiet enjoyment, which shall be subject to the general survival period stipulated above this proviso) and/or Section
2.1.19 shall survive for a period of three (3) months after the expiry of the applicable statute of limitations; (iii) claims for Environmental Indemnifiable Losses shall be governed by Section 8.8 hereof; (iv) claims for

                                     -46-
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indemnification in respect of Indemnifiable Liabilities for Discontinued
Operations and Non-Operational Indemnifiable Liabilities for Continued Operations shall survive for a period of seven (7) years after the Closing Date and (v) Disclosed Indemnifiable Losses shall not be subject to any survival limitation. Subject to Section 7.5 above as regards procedures for Third Party Claims, in order for a party to claim indemnification hereunder, it must notify the other party in writing, and in reasonable detail, of the nature of the claim within thirty (30) business days of the date such first party shall have actual knowledge of the facts or circumstances giving rise to the claim, provided, however, that the Indemnified Party's noncompliance with such notice periods shall not preclude its right to indemnification if the interests of the Indemnifying Party shall not have been prejudiced or adversely affected. If the Indemnifying Party shall have suffered such prejudice or adverse effect, the Indemnified Party may nevertheless claim partial indemnification if it sustains the burden of proof that a portion of the Indemnifiable Loss was not attributable to such non-compliance with notice periods.

          (b) Any claim made in accordance with (a) above, shall survive the expiry of the applicable statute of limitations period until final settlement of such claim.

          (c) The covenants of the parties contained in this Agreement shall survive indefinitely, save to the extent a specific time period is identified in the relevant covenant.

          7.7 Miscellaneous Provisions. (a) The amount of any indemnity payable hereunder on account of an Indemnifiable Loss shall be reduced by any insurance proceeds actually received by the Indemnified Party with respect thereto, and further reduced by the value of any net tax benefit or tax savings realized by the Indemnified Party as a result of or related to the foregoing (including without limitation a tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, loss and/or credits), and increased by any tax incurred by the Indemnified Party as a result of or related to the foregoing so that the net amount retained by the Indemnified Party after tax corresponds to the amount of the Indemnifiable Loss (including without limitation any tax related to the inclusion, if required by law, in gross income of insurance proceeds or a payment pursuant hereto).

          (b) The increase in tax incurred by the Indemnified Party shall be determined by computing the tax with such increase and without such increase. The reduction of the tax losses of the Indemnified Party should be treated as an increase in tax for the purposes of this paragraph.

          (c) The amount of any indemnity payable hereunder on account of any Indemnifiable Loss shall be increased by interest calculated thereon as

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provided for in Section 1.2.2 in cash for the period which runs from the date on which any Indemnifiable Loss was actually incurred by the Indemnified
Party to the date on which the indemnity is actually paid.

          (d) Any indemnity payment by Seller Group to Buyer Group on account of an Indemnifiable Loss shall be understood to constitute damages and not a reduction in purchase price (except that such payments under the U.K. Asset Purchase Agreement shall be deemed a reduction in purchase price). Such payment by Seller Group shall be made to the Buyer Group or directly to any other entity designated by the Buyer Group or in respect of a Third Party Claim upon Buyer Group's request, directly to the third party claimant concerned.

          (e) None of CMB France or CMB Turkey shall be entitled to seek reimbursement or compensation from Seller Group or any of Seller Group's affiliates for tax losses incurred by any of them and transferred to a consolidated tax group during those tax periods in which they were included in such consolidated tax group.

          7.8 Seller Group and Buyer Group. "Seller Group" shall include the Seller, CMB Germany and CMB U.K. represented by Seller duly authorized. "Buyer Group" shall include Buyer, Graham Packaging Europe S.A.S., Graham Packaging Deutschland GmbH and Graham Packaging U.K. Limited represented by Buyer duly authorized. For the purposes of indemnification, actions for breach of representations and warranties contained in Article 2 hereof and brought under this Article 7 or Article 8 hereunder, or for breach of any covenant herein, it is understood and agreed between parties that the respective Indemnifying Party and Indemnified Party shall be the member of the Buyer Group and Seller Group, or Seller Group and Buyer Group, as the case may be, with respect to which the Indemnifiable Loss is suffered and the parties shall covenant to cause their respective affiliates to make or receive indemnity payments accordingly. Any representations, warranties and indemnities contained in the U.K. Asset Purchase Agreement and the German Asset Purchase Agreement shall be deemed comprised within and subject to this
Article 7 and Article 8 hereunder, shall not modify or increase the Buyer Group's or the Seller Group's aggregate obligations hereunder for breach of representation or warranty and shall in no event give rise to a double-recovery. Seller and Buyer each hereby covenant to cause the members of their respective groups to fulfill the obligations contained on this Article 7 and
Article 8 hereunder and in the respective local asset purchase agreements, and each of them hereby irrevocably and unconditionally guarantees such fulfillment by them.






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                                   ARTICLE 8

                         ENVIRONMENTAL INDEMNIFICATION

          8.1 Environmental Indemnification by Seller Group. (a) Seller Group agrees to indemnify and hold harmless Buyer Group from and against any and all Environmental Indemnifiable Losses (as defined at Section 8.3 below) suffered or incurred by Buyer Group resulting from (a) any breach of representation or warranty of Seller Group, and (b) any Remedial Action (as defined at Section 8.3 below) that is required to be taken on account of a Third Party Claim for which responsibility is to be borne by Seller Group in accordance with Section 8.4, it being understood that (i) Seller Group shall not be liable for any Environmental Indemnifiable Loss resulting from a change in Environmental Laws after Closing and that (ii) Buyer Group waives any other remedy than those provided by this Article 8, which shall constitute Buyer Group's exclusive remedy in respect of any Environmental Indemnifiable Losses.

          (b) Seller Group's liability for Environmental Indemnifiable Losses with respect to or arising out of these items identified at Schedule
3.3.2 shall be as defined in Section 3.3.2 and such Section 3.2.2 shall constitute Buyer Group's exclusive remedy in respect such items.

          (c) Buyer Group and Seller Group hereby agree and acknowledge that the Seller Group shall not be liable for any (i) environmental condition for such time period during the survival period set forth at Section 8.8 below as which such condition has not yet given rise to an action by any Environmental Authorities or Third Party Claim, and that does not pose an immediate significant hazard to human health or the environment, (ii) any unknown environmental liability to the extent discovered through Non-Permitted Testing (as defined below), or (ii) any response or corrective action which is required or arises as a result of any decision to vacate, sell, convey, shut down, reduce or cease operations at or modify any site after Closing, to the extent such response or corrective action exceeds that which would have been required had the site continued its existing industrial operations as currently conducted. "Non-Permitted Testing" means any and all environmental sampling, testing or analysis of the ambient air, soils, groundwater, surface waters, interior of the building or any building component that is directly, or indirectly, voluntarily initiated by Buyer Group or their affiliates that is not required to respond to a manifest or patent environmental condition, it being understood that any sampling, testing or analysis required under any Environmental Law shall not constitute a Non-Permitted Testing.

          (d) Notwithstanding the limitations set out in Section 8.7, Seller Group agrees to indemnify and hold harmless Buyer Group against any breach of Environmental Laws disclosed under Schedule 2.1.17(a) in relation to the Asnieres Facility and agrees to bear without limitation all costs,

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consequences and liabilities arising therefrom including but not limited to any Remedial Actions which may be required by Environmental Authorities upon termination of activities on the Asnieres Facility; provided that operations of CMB France at the Asnieres Facility shall have been wound up on or before June 30, 1999, failing which the limitations set forth in Section 8.7 shall apply.

          8.2 Environmental Indemnification by Buyer Group. Buyer Group agrees to indemnify and hold Seller Group harmless from and against any and all Environmental Indemnifiable Losses suffered or incurred by Seller Group resulting from any Remedial Action that is required to be taken on account of a Third Party Claim for which responsibility is to be borne by Buyer Group in accordance with Section 8.4, it being understood that Seller Group waives any other remedy than those provided by this Article 8, which shall constitute Seller Group's exclusive remedy in respect of any Environmental Indemnifiable Losses.

          8.3 Environmental Indemnifiable Losses. "Environmental Indemnifiable Losses" shall mean and be deemed to include Indemnifiable Losses required to be taken on account of Third Party Claims arising from any breach of any of the representations and warranties set forth at Section
2.1.17 and more generally arising from any harm or damage to the environment, including the atmosphere, ground soil, subsoil and surface and subsoil waterbodies and any Remedial Action required under relevant Environmental Law in connection herewith. "Remedial Action" shall mean the removal, investigation, cure, containment, neutralization, or remediation of any Release in each case as required by the relevant Environmental Laws or in order to respond to a significant hazard to human health or the environment.

          8.4 Responsibility for Remedial Action. (a) Seller Group shall bear responsibility for any Remedial Action to the extent the Release(s) giving rise to the requirement of Remedial Action relate solely to the operation of the Sites (as defined at Section 8.4 (b)) prior to the Closing. Buyer Group shall bear responsibility for Remedial Action pursuant to Section
8.2 to the extent the Release(s) giving rise to the requirement of Remedial Action relate solely to the operation of the Sites after the Closing Date. To the extent the Release(s) giving rise to the requirement of Remedial Action relate to the operation of the Sites both prior to and after the Closing Date, responsibility for such Remedial Action shall be allocated between Seller Group and Buyer Group, Seller Group bearing responsibility for Remedial Action with respect to that portion of Release(s) originating prior to the Closing Date even though manifestations thereof occurred after the Closing Date and Buyer Group bearing responsibility for Remedial Action with respect to that portion of Release(s) originating subsequent to such date. Any dispute regarding die allocation of responsibility under this Section 8.4 that cannot be resolved by good faith negotiation among the parties shall be submitted to such independent environmental consulting group as may be

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mutually agreed between Buyer and Seller. Such consulting group shall make a determination as to the appropriate allocation of responsibility for Remedial Action, based upon its evaluation of the respective responsibilities of the parties as regards the relevant Releases that are subject of the Remedial Action. The fees and expenses of such consulting group shall be shared equally by the parties. Any dispute regarding the choice of the environmental consulting group shall be resolved according to the procedure set forth at
Section 9.4 below. The parties hereto agree that for the purposes of this Agreement the appropriate remediation standard shall be the most cost effective method to achieve the least stringent cleanup or remediation imposed by the relevant Environmental Law.

          (b) For the duration of Seller Group's indemnification obligation hereunder, Buyer Group shall inform Seller Group of the results of all measurements and sampling of Contaminants on the sites of Meaux, Noeux and Asnieres in France, Wrexham in the United Kingdom, Bad Bevensen in Germany and Istanbul in Turkey (the "Sites") as may be undertaken by Buyer Group, pursuant to 8.4(a) above, but Buyer Group shall not undertake any action with relevant Environmental Authorities that may give rise to an enquiry, proceeding or claim with respect to Remedial Action or a potential Environmental Indemnifiable Loss unless Buyer has previously informed Seller in writing and consulted with Seller in such regard (except that Buyer shall not be prohibited from taking such urgent actions as may be required to comply with Environmental Laws or prevent an imminent hazard to human health or the environment). Buyer shall inform Seller of any Release on the Sites from and after the Closing Date, and any material changes in the use of raw materials and/or industrial procedures or processes to the extent such changes may be relevant to any required allocation of responsibility pursuant to paragraph (a) above.

          8.5 Procedures with respect to Remedial Actions. (a) Subject to the terms and conditions of Section 7.5 of the Agreement, if a Third Party Claim is made against an Indemnified Party with respect to an Environmental Indemnifiable Loss or Remedial Action for which responsibility is to be borne wholly or partially by the Indemnifying Party, the Indemnifying Party shall be entitled to participate in discussions and negotiations conducted between the Indemnified Party and the relevant third party or Environmental Authority as regards the Third Party Claim and in particular as regards any proposed Remedial Action. To this effect, the Indemnified Party shall promptly inform the Indemnifying Party of any pending or threatened claim or enforcement action, and notify in advance and afford the Indemnifying Party the opportunity to participate in any proposed meeting or discussion with such third party or Environmental Authority. The Indemnified Party shall also provide to the Indemnifying Party all relevant information and documents received from such third party or Environmental Authority as required by this Agreement. In instances where the Indemnifying Party is the Seller, the Indemnifying Party shall have the right to visit the Real Property of the

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Sites concerned and the premises concerned and to conduct or cause to be conducted (at its own expense) an environmental inspection of the Real Property of the Sites concerned.

          (b) Before initiating any Remedial Action, the Indemnified Party shall agree with the Indemnifying Party as regards the scope, nature, methodology and cost of such Remedial Action in accordance with Environmental Laws. To this effect, the Indemnified Party and the Indemnifying Party shall mutually prepare a written document describing in detail the timing, scope, nature, methodology and cost of Remedial Actions to be taken regarding the Third Party Claim ("Claim"). The Plan shall also include the name of the entity in charge of the conduct of the Remedial Actions. Any amendment to the Plan shall be made through the written consent of both parties. The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any and all Remedial Actions made outside the scope of the Plan. In case of dispute regarding the Plan, the parties shall cause an independent environmental consulting firm mutually agreeable to them, to conduct an environmental inspection in order to set forth the nature, timing, scope, methodology and cost of the Remedial Action. The Indemnifying Party shall be entitled to monitor or cause an independent consultant of its choice to monitor the conduct of the Remedial Actions until full completion. Any dispute regarding the choice of the environmental consulting group shall be resolved according to the procedure set forth at Section 9.4 below.

          8.6 Access. Seller shall be entitled to visit the Real Property and the premises concerned, at least four times a year at dates mutually agreed with Buyer, during the period of survival of indemnification defined at Section 8.7 below.

          8.7 Limitations on Environmental Indemnification. (a) Except as provided in Section 8.1(b),with respect to the Sites, Seller Group shall indemnify and hold harmless Buyer Group for Environmental Indemnifiable Losses in accordance with the percentages set forth in Schedule 8.7 hereto (it being understood that any series of events or occurrences arising out of the same or substantially similar events or occurrences shall be treated as one individual event or occurrence) and up to and including an aggregate amount of claims for Environmental Indemnifiable Losses of twelve million U.S. Dollars (US$12,000,000).

          8.8 Survival of Indemnification. The right of any party to make a claim for Environmental Indemnifiable Losses shall survive the Closing Date for a period of five (5) years, provided however that any representations and warranties with respect to which a claim for breach has been notified by Buyer within such five-year period shall survive the expiry of such period until final settlement of such claim.



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                                   ARTICLE 9

                                 MISCELLANEOUS

                 9.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

          Buyer:          Graham Packaging Company
                          1100 East Princess Street, York, PA 17403, USA
                          Attn: Philip R. Yates
                          Telecopy: (1) 717-849-4269

          With copy to:   Clifford Chance
                          112 avenue Kleber
                          75116 Paris
                          Attn: Yves Wehrli
                          Telecopy: (33-1) 44-05-52-00

          Seller:         CarnaudMetalbox S.A.
                          67 rue Arago
                          93400 Saint Ouen
                          Attn: General Counsel
                          Telecopy: (33-1) 49-18-45-08

          With copy to:   Jones, Day, Reavis & Pogue
                          120, rue du Faubourg Saint Honore
                          75008 Paris
                          Attn: Wesley R. Johnson, Jr. I i
                          Telecopy: (33-1) 56-59-39-38

          9.2 Entire Agreement; Hierarchy of Agreements. (a) This Agreement and the Schedules and the Exhibits hereto represent the entire understanding and agreement of the parties and supersede all prior agreements, understandings or arrangements among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such amendment, supplement, modification or waiver is sought. Buyer acknowledges that Seller has made no representation or warranty to Buyer, and that Buyer has relied on no representation or warranty, other than those specifically set forth herein.



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          (b)  In the event of any conflict or discrepancy between this
Agreement and the terms of any of the other agreements the forms of which are set forth as Exhibits hereto, the terms of this Agreement shall prevail.

          9.3 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.4 Applicable Law/Disputes. This Agreement shall be governed by and construed and enforced in accordance with the laws of France. All disputes arising in connection with this Agreement shall be exclusively and finally settled by arbitration as defined by the terms of an Arbitration Agreement entered into on the date hereof to which the parties agree to be bound. Save as regards the German Real Property, with respect to which the jurisdiction of the competent German court shall apply, the parties shall cause their respective German affiliates to subject any disputes to the arbitration proceeding described in the Arbitration Agreement, to adhere to the clause compromissoire set forth therein, and to refrain from taking any action before the German courts.

          9.5 Expenses. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses provided that all transfer taxes in connection with the purchase of the Shares, the German Plant, the U.K. Plant and all notarial costs and expenses in connection with the transactions contemplated by this Agreement be allocated as set forth in Schedule 9.5 promptly after the date hereof (and with respect to U.K. stamp duty to be borne by Seller, not later from ten
(10) days hereafter).

          9.6  Waiver.   Any party may, by written notice to another party:
(a) extend the time for the performance of any of the obligations or other actions of such other party; (b) waive any inaccuracies in the representations of such other party contained in this Agreement; or (c) waive compliance with any of the agreements of such other party contained in this Agreement or waive or consent to the modification of performance of any of the obligations of such other party. Except as specifically provided in
Section 3.1.3, no other action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition, or agreement contained herein, except if provided otherwise in writing by the parties.

          9.7 Severability. If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but if feasible the illegality or unenforceability of


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such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

          9.8 Incorporation by Reference; Disclosure Schedules. The Schedules and Exhibits to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference. A disclosure in a given Schedule (but not any documentary attachment) shall be deemed a disclosure for the purposes of each other representation, warranty and Schedule to which it may relate provided that the disclosure so made in such Schedule is reasonably and substantially apparent. The Seller agrees that no additional attachments to the Schedules disclosed after close of business on Wednesday 22 July, 1998 with respect to the U.K. Plant shall form part of the attachments to the Schedules except for Schedules 0.1, 1.2.1(b) and 1.2.1(c).

          9.9 Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          9.10 Assignment. The rights and obligations under this Agreement may not be assigned or delegated by any party hereto, in whole or in part, to any third party without the prior written consent of the other party hereto; provided however, that prior to the Closing Date, Buyer may assign its rights and obligations hereunder to a wholly owned subsidiary if Buyer, as a condition to such assignment, irrevocably and unconditionally guarantees the full performance of the obligations of such assignee; provided further, that any merger, consolidation, spin-off, liquidation or other corporate reorganization with respect to CMB France, CMB Turkey or the Plants shall not extinguish or limit Seller's obligations under the representations, warranties, covenants and indemnities to the successors-in-interest of such corporate reorganization provided that such successors-in-interest are, or are wholly-owned and controlled by, affiliates of Buyer which are affiliates as of the date hereof. It is further understood and agreed that CMB France and CMB Turkey shall be third party beneficiaries (stipulation pour autrui) of the representations, warranties and indemnities of Seller hereunder to the extent any breach thereof constituted Indemnifiable Loss suffered by CMB France or CMB Turkey.

          9.11 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of any person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person. A person shall be deemed to control another person if such person owns, directly or indirectly, 50% or more of the voting rights of the second mentioned person,


                                     -55-
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and the general partner of a partnership shall be deemed to control such partnership;

          (b) "business day" means any day other than a Saturday, Sunday or a public bank holiday in France;

          (c) "enforceability", "binding and enforceable in accordance with its terms" or terms of similar import, where they describe an obligation of a party to any agreement, shall be deemed in all cases to be subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization or other similar laws now or hereafter in effect or by legal or equitable principles relating to or limiting creditors' rights generally;

          (d) "Executive" or "Executives" shall mean any Transferred Employee with an annual base salary greater than US$50,000 or equivalent thereof;

          (e) "Indemnifiable Liabilities for Discontinued Operations" shall mean any liabilities, including environmental liabilities, of CMB France or CMB Turkey related to the operations of CMB France or CMB Turkey sold or discontinued prior to the date hereof (including without limitation those previously located at Nimes, Marseille and Vitrolles, France);

          (f) "material" when used in the representations and warranties in connection with CMB France, CMB U.K., CMB Turkey and/or the German Plant shall mean material to any of the German Plant, the Meaux Plant, the Noeux Plant or the U.K. Plant; "Material Adverse Change" shall mean any change in the business of CMB France, the U.K. Plant, CMB Turkey and the German Plant which, for the purposes hereof, shall be deemed not to comprise changes that result from general economic or political conditions or other conditions affecting the packaging industry generally that are materially adverse to the financial condition or results of operations of any of the Meaux Plant, the Noeux Plant, the U.K. Plant, CMB Turkey and the German Plant and that shall not have been cured by Seller at or before the Closing Date;

          (g) "Non-Operational Indemnifiable Liabilities for Continued Operations" shall mean undisclosed contingent financial liabilities of CMB France or CMB Turkey, that (i) constitute a breach of Section 2.1.5(c) hereof but of no other representation or warranty hereunder; (ii) were incurred outside of the ordinary course of their respective businesses; and (iii) were either not authorized by board or shareholder actions or not recorded in the books and accounting records of the respective business.

          (h) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization;



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          (i)  "Related Agreements" means collectively the German Real
Property Deed of Conveyance, the German Asset Purchase Agreement, the U.K. Real Property Deed of Conveyance, the U.K. Asset Purchase Agreement, the License Agreement and the Arbitration Agreement, attached hereto in Exhibits I through VI;

          (j) "Tax" or "Taxation" used in this agreement means any taxes, duties, rights, deductions, contributions, levies or charges, including especially income tax withholding tax, deduction, indirect taxes, local taxes, VAT, registration or stamp duties, custom duties imposed or collected by any State or local authority, national or supra-national, or any other organization and includes the interests, penalties, fines, reassessments and other related charges;

          (k) "Tax regulation" used in this agreement means tax or customs laws as well as decrees, orders, memorandums or other texts of application or interpretation of the said laws applicable in a given country as well as any international treaty (including the derivative law -directives, regulations or others -of this treaty);

          (l) "to Seller's knowledge" or terms of similar import shall mean Seller's after due inquiry of those individuals listed on Schedule 9.11(l);

          9.12  Exchange rate.

          (a) For purposes of establishing the Effective Date Balance Sheets and the Closing Statements, the French franc, Turkish lira, British pound sterling and German mark amounts shall be converted into U.S. Dollars at the respective closing exchange rates applied by Seller for purposes of its December 1997 month-end consolidated group closing. For purposes of calculating the Post-Closing Adjustment Amount, the Base Balance Sheets shall be restated in U.S. Dollar terms by applying such respective December 1997 month-end exchange rates to the French franc, Turkish lira, British pound sterling and German mark amounts that formed the basis of the respective Base Balance Sheets.

          (b) For purposes of applying the various dollar limits to Indemnifiable Losses and Environmental Indemnifiable Losses, claims brought and denominated in French francs, Turkish lira, British pound sterling and German mark amounts shall be converted into U.S. Dollars by applying the respective December 1997 month-end exchange rates referred to above.

          9.13 Guarantees of Buyer and Seller. (a) In consideration of the Seller causing CMB UK to enter into the UK Asset Purchase Agreement the Buyer hereby guarantees to the Seller on behalf of CMB U.K. the performance and observance by Graham Packaging U.K. Limited (the "U.K. Buyer") of all its obligations, undertakings, warranties, indemnities and covenants in

                                     -57-
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

accordance with the U.K. Asset Purchase Agreement. If and whenever the U.K. Buyer defaults for any reason whatsoever in the performance of any obligation or liability undertaken by it in accordance with the U.K. Asset Purchase Agreement, the Buyer shall perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement. The guarantee is to be a continuing security to the Seller for all obligations, commitments, warranties, undertakings, indemnities and covenants on the part of the U.K. Buyer under or pursuant to the U.K. Asset Purchase Agreement notwithstanding any settlement of account or other matter or thing whatsoever.

          (b) In consideration of Buyer causing Graham Packaging U.K. Limited to enter into the U.K. Asset-Purchase Agreement, the Seller hereby guarantees to the Buyer the performance and observance by CMB U.K. ("U.K. Seller") of all its obligations, undertakings, warranties, indemnities and covenants in accordance with the U.K. Asset Purchase Agreement. If and whenever U.K. Seller defaults for any reason whatsoever in the performance of any obligation or liability undertaken by it in accordance with the U.K. Asset Purchase Agreement, the Seller shall perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement. The guarantee is to be a continuing security to the Buyer for all obligations, commitments, warranties, undertakings, indemnities and covenants on the part of the U.K. Seller under or pursuant to the U.K. Asset Purchase Agreement notwithstanding any settlement of account or other matter or thing whatsoever.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.


CarnaudMetalbox S.A.


By:_______________________

Title:_____________________


Graham Packaging Company


By:_______________________

Title:_____________________







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                               LIST OF EXHIBITS


Exhibit I:          German Real Property Deed of Conveyance

Exhibit II:         German Asset Purchase Agreement

Exhibit III:        U.K. Asset Purchase Agreement (Short-form)

Exhibit IV:         License Agreement

Exhibit V:          Arbitration Agreement




































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                               LIST OF SCHEDULES


Schedule 0.1:               List of Plastic Products

Schedule 1.2.1(b): Reimbursed Capital Expenditures and Reimbursed Restructuring Costs

Schedule 1.2.1(c): Allocation of the Unadjusted Purchase Price, estimated Aggregate Closing Date Intragroup Indebtedness and Post-Closing Adjustment

Schedule 1.2.3:             Base Balance Sheets

Schedule 1.2.6(c):          Hypothetical determination of Post-Closing
                            Adjustment Amount

Schedule 2.1.1(b): Memorandum, Articles and By-Laws of CMB France, CMB U.K., CMB Germany and CMB Turkey

Schedule 2.1.1(c):          Appointment of Directors and officers

Schedule 2.1.3:             Title to Shares and Plants

Schedule 2.1.4(a):          Restrictions on Title to Shares and Plants

Schedule 2.1.4(c):          Governmental Approvals and Authorizations

Schedule 2.1.4(d):          Event of Default

Schedule 2.1.5(b):          Statutory Accounts of CMB France and CMB Turkey

Schedule 2.1.5(c):          Contingent or Off-Balance Sheet Liabilities

Schedule 2.1.6:             Subsidiaries

Schedule 2.1.7:             Material Actions since December 31, 1997

Schedule 2.1.8(a):          List of Intellectual Property Rights

Schedule 2.1.8(c):          Restrictions on Intellectual Property Rights

Schedule 2.1.8(f):          Intellectual Property Infringement Actions

Schedule 2.1.9(a):          Description of Real Property

Schedule 2.1.9(b):          Restrictions on Freehold Interests

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Schedule 2.1.9(c):          Lease of Real Property, Use of Real Property,
                            etc.

Schedule 2.1.9(d): Purchase, Sale, Lease, Sub-Lease Obligations relating to Real Property

Schedule 2.1.9(e):          Transfer Lease

Schedule 2.1.9(g):          Easements

Schedule 2.1.9(h):          Building Permits

Schedule 2.1.9(i):          State of Real Property

Schedule 2.1.9(j):          Insurance Policies regarding Real Property

Schedule 2.1.10(a):         List of Movable Property

Schedule 2.1.10(b):         State of Owned Movable Property

Schedule 2.1.10(c):         Other movable property

Schedule 2.1.11: List of Encumbrances on Owned Real Property or Owned Movable Property

Schedule 2.1.12(a):         List of Material Contracts

Schedule 2.1.12(b):         List of invalid, non-binding, unenforceable
                            Material Contracts

Schedule 2.1.12(c) List of the Top Customer Orders and Products Intention to Suspend or Reduce Level of Business

Schedule 2.1.12(d):         Grants and Subsidies

Schedule 2.1.13(a):         Certain Inventory

Schedule 2.1.13(b):         List of Product Returns, Recalls or Post-Sale
                            Warnings

Schedule 2.1.14(a):         List of Litigation over US$20,000

Schedule 2.1.14(b):         Pending or Threatened Litigation; Vicarious
                            Liability Claims

Schedule 2.1.14(d):         Outstanding Judgment; Vicarious Liability
                            Judgments

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Schedule 2.1.14(e):         Governmental Investigation and Proceedings

Schedule 2.1.16(a):         Governmental Permits and compliance with laws

Schedule 2.1.16(c):         Permits which may be withdrawn or revoked

Schedule 2.1.17(a):         Non-compliance with Environmental Laws and Phase
                            I Survey

Schedule 2.1.17(b):         List of Environmental Permits and Environmental
                            Disclosure

Schedule 2.1.18(a):         Transferred Employees, Employee Compensation and
                            Benefit Plans

Schedule 2.1.18(h):         Social Plans

Schedule 2.1.18(i):         Binding Offers to Executives

Schedule 2.1.18(l):         Strike and Work Stoppage

Schedule 2.1.18(k):         Employee Litigation

Schedule 2.1.18(1):         Compliance with Health & Safety terms

Schedule 2.1.19(b)(i):      Non-compliance with tax filing obligations

Schedule 2.1.19(b)(ii):     Tax Assessment Actions or Proceedings

Schedule 2.1.19(g):         Taxes Resulting from Transfer of Shares

Schedule 2.1.19(i):         Fiscal Value

Schedule 2.2.4:             Governmental Entity Consents

Schedule 2.2.7:             List of Data Room Documents

Schedule 3.1.1:             Business not in the Ordinary Course

Schedule 3.1.5:             List of Seller's Head Office Employees

Schedule 3.3.2:             Environmental Remedial Actions

Schedule 3.3.5:             Governmental Consents

Schedule 3.3.7:             Work Force Reduction Plans

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Schedule 3.3.11:            Regulatory Filings

Schedule 4.1.3:             Required Consents

Schedule 5.2.1(h):          Persons authorized to perform banking
                            transactions; Powers of Attorney

Schedule 7.4(b):            Disclosed Indemnifiable Losses

Schedule 8.7:               Environmental Indemnification Schedule

Schedule 9.5:               Allocation of Expenses

Schedule 9.1 l(j):          Seller's Knowledge




[Exhibits and Schedules omitted. Schedules will be furnished supplementally to the Commission upon request, subject to any request for confidential treatment.]

                              PURCHASE AGREEMENT



                                by and between



                             CarnaudMetalbox S.A.



                                      and



                           Graham Packaging Company



                              Dated July 27, 1998